UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ILLINOIS TOOL WORKS INC.

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Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026

Notice of Annual Meeting of Stockholders
Friday, May 6, 2011
3:00 P.M.

The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60603

ITW is holding its 2011 Annual Meeting for the following purposes:

1. To elect the ten directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm;

3. To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

5. To approve the Illinois Tool Works Inc. 2011 Cash Incentive Plan;

6.	To re-approve the performance factors and award limits under the Illinois Tool Works Inc. 2011 Long-Term Incentive Plan; and

7. To conduct any other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote “FOR” each of the director nominees, “FOR” items 2, 3, 5 and 6, and for “ONE YEAR” for item 4.

Only stockholders of record at the close of business on March 8, 2011 are entitled to vote.

YOUR VOTE IS IMPORTANT. Please return your proxy card or vote via the Internet or by telephone so that your shares will be voted and represented at the meeting, even if you plan to attend the meeting. Please note that brokers may not vote your shares on the election of directors or on items 3, 4, 5 or 6 above in the absence of your specific instructions as to how to vote.

The Company’s Annual Report to stockholders for fiscal year 2010 is enclosed with this proxy statement.

By Order of the Board of Directors,
James H. Wooten, Jr.
Secretary

March 23, 2011

Illinois Tool Works Inc.

Proxy Statement

Internet Availability of Proxy Materials

This year, we are again furnishing proxy materials, which include our 2010 annual report, to many of our stockholders through the Internet. If you received a Notice of Internet Availability of Proxy Materials (E-Proxy Notice) by mail or electronically, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice. On or about March 23, 2011, we will begin mailing printed copies of our proxy materials to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format, and sending the E-Proxy Notice to all other stockholders.

Receiving Future Proxy Materials Electronically: Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices and other stockholder communications electronically, instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or E-Proxy Notice under “Vote by Internet”. You will need the 12-digit number that is printed in the box marked by the arrow →, which appears on your proxy card or E-Proxy Notice. In order to receive the communications electronically, you must have an e-mail account and access to the Internet. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access. Your consent to electronic access will be effective until you revoke it. You may revoke your consent by going to www.proxyvote.com and using the 12-digit number that is printed in the box marked by the arrow → to complete the revocation.

Questions and Answers

Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

We are soliciting your vote on:

1. The election of the ten directors named in this proxy statement for the upcoming year;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011;

3. An advisory vote on ITW’s executive compensation;

4. An advisory vote on the frequency of the advisory vote on executive compensation;

5. Approval of the Illinois Tool Works Inc. 2011 Cash Incentive Plan;

6.	Re-approval of the performance factors and award limits under the Illinois Tool Works Inc. 2011 Long-Term Incentive Plan; and

7. Any other business as may be properly brought before the meeting.

Who may vote?

Stockholders at the close of business on March 8, 2011, the record date, may vote. On that date, there were 498,664,852 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1.	In person:	Attend our Annual Meeting, where ballots will be provided; or
2.	By telephone:	See the instructions at www.proxyvote.com; or
3.	By Internet:	See the instructions at www.proxyvote.com; or
4.	By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 1:00 a.m., Central Time, on May 6, 2011.

If I hold shares through an ITW 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 11:59 p.m., Central Time, on May 4, 2011 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

Stockholders of Record. If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, your proxy will be voted FOR the election of each director nominee, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, FOR approval of ITW’s executive compensation, for a frequency vote of ONE YEAR on executive compensation, FOR approval of the ITW 2011 Cash Incentive Plan, FOR re-approval of the performance factors and award levels under the 2011 Long-Term Incentive Plan, and FOR or AGAINST any other properly raised matter at the discretion of Ms. Crown and Messrs. Brailsford and Morrison.

Beneficial Owners. If your shares are held in a brokerage account or by a nominee, and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2011 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. As a result, your broker or nominee will not have discretion to vote on the election of directors, ITW’s executive compensation, the frequency of the vote on executive compensation, the ITW 2011 Cash Incentive Plan or the performance factors and award limits under ITW’s Long-Term Incentive Plan in the absence of voting instructions from you. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2. Submit another proxy with a later date;

3. Vote by telephone or Internet after you have given your proxy; or

4. Vote in person at our Annual Meeting.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a 12-digit number, you must vote to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a proposal because that holder has not received voting instructions from you and, therefore, does not have voting authority for that proposal.

What vote is required to approve each proposal, assuming a quorum is present?

Election of Directors: The number of shares voted “for” a director must exceed the number of shares voted “against” that director.

Ratification of the Appointment of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of this proposal.

Advisory (Non-Binding) Vote on ITW’s Executive Compensation: The affirmative vote of a majority of the shares present in person or by proxy cast in favor of this proposal will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on the Frequency of the Advisory Vote on Executive Compensation: The frequency (i.e., every one, two or three years) receiving the greatest number of votes will be the frequency approved by the stockholders.

Approval of the ITW 2011 Cash Incentive Plan: The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of this proposal.

Re-approval of the Performance Factors and Award Limits Under the ITW 2011 Long-Term Incentive Plan: The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of this proposal.

What is the effect of a broker non-vote generally and on each proposal?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum. In addition, broker non-votes will not affect the outcome of a vote on a proposal that requires a plurality of the votes cast (i.e., the vote on frequency of the executive compensation vote) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (all other proposals).

What if I “abstain” from voting?

An abstention on the election of directors or the advisory vote on the frequency of the vote on executive compensation will have no effect on the outcome. An abstention on the other proposals will have the effect of a vote against those proposals.

How do I submit a stockholder proposal?

To be considered for inclusion in our proxy statement for our May 2012 Annual Meeting, a stockholder proposal must be received no later than November 24, 2011. Your proposal must be in writing and must comply with the proxy rules of the SEC. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2012 Annual Meeting. We must receive your proposal in writing on or after January 7, 2012, but no later than February 6, 2012. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

How do I nominate a director?

If you wish to nominate an individual for election as a director at our May 2012 Annual Meeting, our Secretary must receive your written nomination on or after January 7, 2012, but no later than February 6, 2012. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of his or her independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Corporate Governance Policies and Practices — Director Candidate Selection Process” beginning on page 17.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise.

Election of Directors

Stockholders are being asked to elect the ten directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process. Each director will serve until the May 2012 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed. After over 14 years of distinguished service, Marvin D. Brailsford is not a nominee for re-election and is retiring from the Board as of the date of the Annual Meeting. Accordingly, Mr. Brailsford is not included as a nominee below for election at the Annual Meeting.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees, as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Susan Crown, 52, has served as Vice President of Henry Crown and Company, a business with diversified investments, since 1984. Ms. Crown is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly traded company in the last five years. Ms. Crown has served as a director of ITW since 1994. Ms. Crown’s experience includes executive experience in diversified manufacturing, cellular phone, home furnishings and real estate businesses. She has extensive experience with civic and not-for-profit organizations, having served on the boards of many such organizations and having received a number of awards for her distinguished civic service. Her experience as a board member on various large not-for-profit organizations has given her a valuable perspective on many current corporate responsibility topics.

Don H. Davis, Jr., 71, retired as Chairman of the Board of Rockwell Automation, Inc., a leading global provider of industrial automation power, control and information products and services, in February 2005, a position he had held since 1998. From 1997 to 2005, he also served as Rockwell’s Chief Executive Officer. Mr. Davis is not currently a director of any publicly traded company other than ITW; however, he was formerly a director of Ciena Corporation, Journal Communications, Inc. and Rockwell Automation, Inc. Mr. Davis has served as a director of ITW since 2000. In addition to his experience as chief executive officer of a major global industrial manufacturing company, Mr. Davis has an extensive background in mechanical engineering. He also has many years of experience on public company boards, as well as on the boards of civic and other not-for-profit organizations. His experience and background have enabled him to develop a deep operational understanding of our global businesses and work force.

Robert C. McCormack, 71, is an Advisory Director of Trident Capital, Inc., a venture capital firm, and was a Partner of Trident from 1993 to the end of 2004. From 1987 to 1993, Mr. McCormack served successively as Deputy Under Secretary of Defense and Assistant Secretary of the Navy (Finance and Comptroller). Mr. McCormack is currently a director of MeadWestvaco Corporation and Northern Trust Corporation and its subsidiary, The Northern Trust Company, and was formerly a director of DeVry Inc. Mr. McCormack has served as a director of ITW since 1993 and previously served as a director of ITW from 1978 through 1987. Mr. McCormack’s extensive experience in the investment banking industry and private equity investment, in addition to his service in the Navy, where he was responsible for the operating financial systems throughout the United States Department of the Navy, has given him vast experience in managing complex financial systems. He also has extensive experience as a director of other large cap public companies, as well as financial institutions.

Robert S. Morrison, 68, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is currently a director of 3M Company and Aon Corporation and was formerly a director of The Tribune Co. Mr. Morrison has served as a director of ITW since 2003 and currently serves as lead director. Mr. Morrison’s experience as a former top executive of three public global companies and his long-standing experience as a director of 3M Company and Aon Corporation, as well as other public companies and civic and not-for-profit organizations, provide valuable insight and understanding of global operations.

James A. Skinner, 66, has served as Vice Chairman of McDonald’s Corporation, a restaurant chain, since 2003 and Chief Executive Officer since November 2004, previously serving as President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002; President and Chief Operating Officer of McDonald’s Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and President of McDonald’s-Europe from 1997 to 2001. Mr. Skinner is currently a director of Walgreen Co. and McDonald’s Corporation and has not served as a director of any other publicly traded company in the last five years. Mr. Skinner has served as a director of ITW since 2005. Mr. Skinner’s valuable experience serving as the chief executive officer of one of the world’s largest companies and holding various positions within the organization, including executive positions in McDonald’s international operations throughout the world, gives him a variety of experiences in many different management and executive roles. His broad experience gives him valuable insights and perspectives to our global operations.

David B. Smith, Jr., 44, has served as Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions at the Securities and Exchange Commission serving as Associate Director, Division of Investment Management from 2001 to 2005; Assistant General Counsel for Investment Management, Office of the General Counsel, from 1998-2001; and Attorney, Office of the General Counsel, from 1996 to 1998. Mr. Smith is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly traded company in the last five years. Mr. Smith has served as a director of ITW since 2009. Mr. Smith’s extensive legal and regulatory experience from serving in various legal and supervisory capacities at the Securities and Exchange Commission, as well as his executive experience in a mutual fund industry organization, enable him to bring to the Board the perspective of both a regulator and industry participant, and his experience working with independent fund directors gives him a unique perspective as an independent Board member of ITW. Mr. Smith is a nephew of Mr. Harold B. Smith, an emeritus director of ITW.

David B. Speer, 59, has served as Chairman of ITW since May 2006 and as Chief Executive Officer of ITW since August 2005 and was President from August 2004 to May 2006, previously serving as Executive Vice President from 1995 to August 2004. Mr. Speer is currently a director of Rockwell Automation, Inc. and Deere & Company and has not served as a director of any other publicly traded company in the last five years. Mr. Speer has served as a director of ITW since 2005. With over 32 years of experience at the Company, Mr. Speer has a deep understanding of the business operations, the operating philosophy and the culture of ITW. In addition, his experience as a director of Rockwell Automation, Inc. and Deere & Company gives him the perspective of a director of other global manufacturers. He also has extensive experience participating as a board member of numerous civic and not-for-profit organizations. His depth of experience at ITW and as a director at other major companies with global operations enables him to lead ITW and the Board effectively.

Pamela B. Strobel, 58, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior to that, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993. Ms. Strobel is currently a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company and was formerly a director of Sabre Holdings Corporation. Ms. Strobel has served as a director of ITW since 2008. With her extensive executive and legal experience in the energy industry, her experience as a director of other large public companies and her involvement in civic activities and not-for-profit organizations, Ms. Strobel’s experience and perspectives are valuable contributions to the Board’s overall expertise.

Kevin M. Warren, 48, has served as President of U.S. Customer Operations for Xerox Corporation since June 2010. From 2004 to date, Mr. Warren has held several positions at Xerox, serving as Chairman, President and Chief Executive Officer of Xerox Canada, since 2007; Senior Vice President, Acquisition Transition Office in 2007; and Senior Vice President, U.S. Eastern Sales, U.S. Solutions Group from 2004 to 2007. From 1984 to 2004, Mr. Warren held various positions at Xerox with increasing levels of responsibility. Mr. Warren has not served as a director of any publicly traded company in the last five years other than ITW. Mr. Warren was elected as a director of ITW in August 2010. Mr. Warren’s extensive experience in executive management, global operations and sales gives him valuable insights and perspectives to our global sales and operations.

Anré D. Williams, 45, has been President of Global Commercial Card of American Express Company since June 2007. From 1989 to date, Mr. Williams has held several positions at American Express, serving as Executive Vice President, U.S. Commercial Card, from 2003 to 2007; Senior Vice President, U.S. Middle Market, from 2000 to 2003; Vice President and General Manager, Western Region, Corporate Services, from 1999 to 2000; and Vice President, Acquisition and Advertising, from 1996 to 1999. Mr. Williams is not currently a director of any publicly traded company other than ITW; however, he was formerly a director of Ryerson Inc. Mr. Williams was elected as a director of ITW in August 2010. Mr. Williams’ extensive experience in executive management, leading global businesses, and financial services, and his experience as a director of another large public company are valuable contributions to the Board’s overall expertise, as well as to our global operations.

Board of Directors and Its Committees

The Company’s Board of Directors met five times during 2010. In addition to meetings of the full Board, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions. Mr. Robert S. Morrison, our lead director, serves as the Chairman of executive sessions of the independent directors.

As stated in the Company’s Corporate Governance Guidelines, the Board believes that it is in the best interests of the Company to examine whether the role of Chairman and Chief Executive Officer should be combined each time the Board elects a new chief executive officer. David Speer, our current Chairman and CEO, has over 32 years of service with the Company. Robert Morrison, our lead director, is an experienced director, having served on the boards of several major public companies, and is also a former CEO of several major public companies. Our lead director is the key liaison, and serves as an effective avenue for information flow between the CEO and the independent directors. He also promotes an appropriate balance between the powers of the CEO and the independent directors. Our Board believes that in light of the blend of experience and skills of our CEO and board, the lead director structure is the appropriate leadership structure for our Board at this time. Whether the same leadership structure will be selected when our CEO’s tenure with the Company ends is a matter that our Board believes should be evaluated at that time in light of the skills and experience of the new CEO and other relevant considerations.

The Board of Directors has standing audit, compensation, corporate governance and nominating, and finance committees. Under the terms of their charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. The Company encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2010, during the time they were serving, all of the directors, except Mr. McCormack, attended at least 75% of the meetings of the Board and the committees on which they serve, and all of the directors then serving attended our 2010 Annual Meeting of Stockholders. Mr. McCormack, who attended 73% of the meetings, was unable to attend one board meeting and the two committee meetings held the same day.

Audit Committee

The Audit Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. In addition, the Committee is responsible for the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independence and performance of ITW’s independent registered public accounting firm, and the performance of the Company’s internal audit function. Finally, the Audit Committee reviews and evaluates our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures. Additional information on the Committee and its activities is set forth in the “Audit Committee Report” beginning on page 52.

Compensation Committee

The Compensation Committee establishes and oversees executive compensation policies, including issues relating to pay and performance, targeted positioning and pay mix. The Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments to any such existing plans. The Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., an independent consultant (“Cook”), as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Cook was asked to review materials relevant to the overall compensation of our executives and to meet with our management and members of the Compensation Committee in order to gain strategic insight into the Company’s compensation programs. On a limited basis, Company management has engaged Aon Hewitt and Towers Watson & Co. to provide competitive market data (including information with respect to the Company’s peer group companies). From time to time, the Compensation Committee reviews the materials provided by Aon Hewitt and Towers Watson & Co. to management.

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation, is provided in the “Compensation Discussion and Analysis” beginning on page 24.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; and makes recommendations as to Board committees and Board size. This committee also oversees and makes recommendations to the independent directors regarding director compensation. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” below for a description of the director selection process.

Finance Committee

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financing, investment portfolio and real estate investments, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates risks arising from the Company’s investments, treasury function (such as derivatives and interest rates) and liquidity.

Committee Memberships

The following table shows the current membership of each committee and the number of meetings held by each committee during 2010:

Corporate
Governance
	Audit	Compensation	and Nominating	Finance
Director	Committee	Committee	Committee	Committee

William F. Aldinger		Chair(1)		X(2)
Marvin D. Brailsford	X(2)	X(3)	Chair(4)
Susan Crown		X	X
Don H. Davis, Jr.	Chair(5)		X	X
Robert C. McCormack	X			Chair
Robert S. Morrison		X	Chair(6)	X
James A. Skinner	X(7)	Chair(8)	X
David B. Smith, Jr.	X			X
Harold B. Smith				X(2)
David B. Speer
Pamela B. Strobel	Chair(8)	X
Kevin M. Warren	X(9)	X(9)
Anré D. Williams	X(9)			X(9)
Fiscal 2010 meetings	4	4	4	2

(1)	Committee chair until his retirement from the Board on May 7, 2010.

(2)	Committee member until May 7, 2010.

(3)	Appointed to Committee effective May 7, 2010.

(4)	Committee chair until February 12, 2010.

(5)	Committee chair until May 7, 2010.

(6)	Appointed as Committee chair effective February 12, 2010.

(7)	Committee member until August 5, 2010.

(8)	Appointed as Committee chair effective May 7, 2010.

(9)	Appointed to Committee effective August 5, 2010.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. While the Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall risk policies and practices, the responsibility for the review and evaluation of risks relating to investments and other treasury functions has been delegated to the Finance Committee, and risks arising from the Company’s compensation policies and practices has been delegated to the Compensation Committee. Each of these committees reports their findings to the full Board, and the Compensation Committee is also charged with providing input to management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

In 2004, the Company performed an enterprise risk management review, which identified key business risks of the Company, including, but not limited to, business environment (including industry, market, sourcing, competition and operations), tax, acquisitions, legal (including product liability), financial, regulatory and investment risks and established a formal process for continuous review of such risks. At each Audit Committee meeting, Company management gives a presentation on at least one of these risks, providing the Committee members an opportunity to discuss the risks and the risk mitigation processes. Certain risks are reviewed and discussed annually, while others are considered on a rotating basis. The Audit Committee reports its evaluation of each risk presentation to the full Board after each Audit Committee meeting.

The risk reviews conducted by the Compensation and Finance Committees are also reported to the full Board on a regular basis. The Company believes that because each of these committees is comprised of independent board members, the Chairman and Chief Executive Officer of the Company is subject to the risk oversight of independent directors.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. Accordingly, we continuously review our corporate governance policies and practices not only for compliance with applicable law, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles and standards of behavior. In 2010, we adopted a new Global Anti-Corruption Policy, which supplements our Statement of Principles of Conduct and provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws. We also adopted a hedging policy that prohibits our key employees from hedging the risk of ownership in ITW stock and a clawback policy that provides for the recovery of incentive compensation payments from our senior officers in the event of an accounting restatement (whether or not based on misconduct) due to material noncompliance with financial reporting requirements.

Our Board of Directors has adopted and annually reviews charters for our Audit, Compensation, and Corporate Governance and Nominating Committees. We maintain a corporate governance section on our website that includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Company’s Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees), Global Anti-Corruption Policy and the Company’s Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors, including Robert S. Morrison, our lead director, or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to any of our directors c/o Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL, 60026, Attention: Secretary. Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

Board Independence

Our Board conducts an annual review as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence. A copy of the Company’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that each of the current directors, except David B. Speer, has no material relationship with the Company other than as a director and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Messrs. McCormack and Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship as described under “Certain Relationships and Related Transactions” beginning on page 51; (2) Messrs. Brailsford, McCormack, Morrison and Skinner serve as directors of companies that have an existing customer or supplier relationship with the Company; (3) Ms. Crown has an indirect interest in a company with which we conduct business; (4) Ms. Strobel serves as a director of a company that owns 4% of the Company’s common stock and as a director of a company with which we conduct business; (5) Mr. David B. Smith, Jr. is the nephew of Harold B. Smith; and (6) Messrs. Warren and Williams are employees of companies with which we conduct business as described under “Certain Relationships and Related Transactions” beginning on page 51. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of the directors.

Director Qualifications

Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. Although there is no specific policy regarding Board diversity, racial, ethnic and gender diversity are also important factors considered in the director selection process. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain a diverse board composed of highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Of the eleven directors currently on our Board, two are women and three are African American.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific criteria or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board endorsement of the selected candidate(s).

In February 2010, the Corporate Governance and Nominating Committee approved the retention of Russell Reynolds Associates, Inc. to assist it in identifying a diverse slate of potential board candidates, as several of our directors are approaching retirement age. Messrs. Warren and Williams were recommended to the Board by Russell Reynolds Associates, Inc.

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. The policy of the Corporate Governance and Nominating Committee is to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with the Company’s by-laws, see “Questions and Answers — How do I nominate a director?” on page 6.

Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination.

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2010 Annual Meeting, each director received a majority of the votes cast for his or her election.

Director Compensation

Annual Retainer and Chair Fees

In 2010, the annual cash retainer for non-employee directors was $135,000, and the annual fee for committee chairs was an additional $5,000, except for the Audit Committee chair, whose annual fee was $15,000, and the Compensation Committee chair, whose annual fee was $10,000. Non-employee directors are given the opportunity to elect annually to receive all or a portion of their annual retainer and chair fees in an equivalent value of ITW common stock pursuant to our Illinois Tool Works Inc. 2006 Stock Incentive Plan (the “Incentive Plan”). The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual retainer and chair fees until retirement or resignation. Deferred fee amounts are credited with interest quarterly at current rates. A director can also elect to defer receipt of the ITW common stock to be received in lieu of a cash payment, in which case the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

The Company grants stock to its non-employee directors under our Incentive Plan, which links this element of compensation to our long-term performance. Under our director compensation program, in 2010, non-employee directors, other than Messrs. Warren and Williams who became directors subsequent to the grant date, received an annual stock grant equivalent in value to approximately $65,000, or 1,489 shares of stock.

Phantom ITW Stock

To tie a further portion of their compensation to our long-term performance, non-employee directors of the Company are awarded 1,000 units of phantom stock upon first becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director’s phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. Directors may elect to receive their phantom stock distribution in either a lump sum or in up to ten annual installments. Directors receive the value of their phantom stock accounts immediately upon a change in control.

Director Compensation in Fiscal Year 2010

The following table summarizes the compensation for our directors who served during 2010.

	Fees Earned or
	Paid in	Stock
	Cash	Awards	Total
Name(1)	($)(2)(3)	($)(4)	($)

William F. Aldinger(5)	$50,990	$64,980	$115,970
Marvin D. Brailsford	$135,597	$64,980	$200,577
Susan Crown	$138,242	$64,980	$203,222
Don H. Davis, Jr.	$140,234	$64,980	$205,214
Robert C. McCormack	$140,000	$64,980	$204,980
Robert S. Morrison	$139,403	$64,980	$204,383
James A. Skinner	$141,484	$64,980	$206,464
David B. Smith, Jr.	$135,000	$64,980	$199,980
Harold B. Smith(5)	$49,232	$64,980	$114,212
Pamela B. Strobel	$144,808	$64,980	$209,788
Kevin M. Warren(6)	$54,660	$45,640	$100,300
Anré D. Williams(6)	$54,660	$45,640	$100,300

(1)	David B. Speer is not included in this table since he does not receive any compensation for his service as a director.

(2)	The following directors elected to convert some or all fees earned in 2010 to shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2010	Number of Shares

Marvin D. Brailsford	$67,799	1,487
Susan Crown	$69,121	1,516
Don H. Davis, Jr.	$140,234	3,076
Robert S. Morrison	$139,403	3,057
James A. Skinner	$141,484	3,103
Pamela B. Strobel	$144,808	3,176

(3)	In addition to $135,000 annual retainer, includes committee chair fees prorated where applicable ($3,517 for Mr. Aldinger; $597 for Mr. Brailsford; $3,242 for Ms. Crown; $5,234 for Mr. Davis; $5,000 for Mr. McCormack; $4,403 for Mr. Morrison; $6,484 for Mr. Skinner; $1,759 for Mr. Harold Smith and $9,808 for Ms. Strobel).

(4)	In 2010, each director, with the exception of Messrs. Warren and Williams, received an annual stock grant of 1,489 shares equivalent in value to approximately $65,000. On August 5, 2010, Messrs. Warren and Williams received an award of 1,000 phantom stock units with a grant date fair value of $45,640. As of December 31, 2010, the directors’ phantom stock accounts had phantom stock unit balances as follows: Mr. Brailsford, 5,004; Ms. Crown, 5,058; Mr. Davis, 2,421; Mr. McCormack, 5,058; Mr. Morrison, 2,323; Mr. Skinner, 2,259; Mr. Smith, 1,027; Ms. Strobel, 1,083; Mr. Warren, 1,006 and Mr. Williams, 1,006.

(5)	William F. Aldinger and Harold B. Smith retired from the Board of Directors, and as Compensation Committee chairman and Executive Committee chairman, respectively, effective May 7, 2010.

(6)	Kevin M. Warren and Anré D. Williams were elected to the Board of Directors effective August 5, 2010.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of ITW common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group as of December 31, 2010. The “named executive officers” are our Chief Executive Officer, our Chief Financial Officer and the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings). The “percent of class” calculation is based on 497,744,301 shares of ITW common stock outstanding as of December 31, 2010.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2010. Phantom stock units are not transferable and have no voting rights. The units are not included in the “percent of class” calculation.

	Shares of Common Stock		Phantom	Percent
Name of Beneficial Owner	Beneficially Owned		Stock Units	of Class

Directors (other than Executive Officers)
Marvin D. Brailsford	23,076		5,004	*
Susan Crown	41,914	(1)	5,058	*
Don H. Davis, Jr.	36,511		2,421	*
Robert C. McCormack	14,493,443	(2)	5,058	2.9%
Robert S. Morrison	66,317		2,323	*
James A. Skinner	19,147		2,259	*
David B. Smith, Jr.	124,376	(3)	1,027	*
Pamela B. Strobel	12,802		1,083	*
Kevin M. Warren	1,526		1,006	*
Anré D. Williams	1,168		1,006	*
Named Executive Officers
David B. Speer	1,952,691	(4)	—	*
Ronald D. Kropp	205,522	(5)	—	*
Thomas J. Hansen	804,746	(6)	—	*
E. Scott Santi	392,962	(7)	—	*
Philip M. Gresh, Jr.	361,567	(8)	—	*
			—	*
Directors and Executive Officers as a Group (30 Persons)	20,875,751	(9)	26,245	4.2%

*	Less than 1%

(1)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, as to which she disclaims beneficial ownership; and (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership.

(2)	Includes (a) 800 shares owned in a trust, as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 10,076,014 shares owned in 8 trusts, as to which Messrs. McCormack and Harold Smith, one other individual, and The Northern Trust Company are trustees and share voting and investment power; (c) 12,550 shares owned in a limited partnership in which Mr. McCormack owns 99% of the limited partnership units; and (d) 4,394,337 shares owned in 4 trusts, as to which Mr. McCormack, two other individuals and The Northern Trust Company are trustees and share voting and investment powers (all of these shares are pledged to secure lines of credit).

(3)	Includes (a) 102,901 shares owned jointly with his spouse (all of which are pledged to secure lines of credit); (b) 14,986 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership; and (c) 5,000 shares owned in two trusts as to which Mr. Smith shares voting and investment power.

(4)	Includes (a) 1,962 shares allocated to Mr. Speer’s account in the ITW Savings and Investment Plan; and (b) 1,807,541 shares covered by options exercisable within 60 days.

(5)	Includes (a) 2,629 shares allocated to Mr. Kropp’s account in the ITW Savings and Investment Plan; and (b) 199,054 shares covered by options exercisable within 60 days.

(6)	Includes 783,016 shares covered by options exercisable within 60 days.

(7)	Includes (a) 3,188 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; and (b) 376,412 shares covered by options exercisable within 60 days.

(8)	Includes 353,205 shares covered by options exercisable within 60 days.

(9)	Includes 5,744,452 shares covered by options exercisable within 60 days and 4,532,376 shares pledged as security.

Other Principal Stockholders

This table shows, as of December 31, 2010, the only stockholders that we know to be beneficial owners of more than 5% of ITW common stock. See “Certain Relationships and Related Transactions” for a description of the commercial banking services provided by The Northern Trust Company and its subsidiaries to the Company and the amount paid by the Company for these services.

Name and Address of	Shares of Common Stock		Percent
Beneficial Owner	Beneficially Owned		of Class

The Northern Trust Company	50,322,074	(1)	10.1%
50 South LaSalle Street
Chicago, IL 60603
Harold B. Smith	35,835,327	(2)	7.1%
c/o Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, IL 60026

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 50,322,074 shares. They have sole voting power with respect to 18,829,148 shares and shared voting power with respect to 29,674,323 shares. They have sole investment power with respect to 7,111,688 shares and shared investment power with respect to 36,193,966 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 38,864,697 shares, resulting in aggregate holdings by The Northern Trust Company of 89,186,771 shares, or 17.9%. This information was provided in a Schedule 13G/A filed with the SEC on February 14, 2011.

(2)	Includes (a) 3,542 shares directly owned; (b) 23,073,412 shares owned in 11 trusts, one family limited partnership, and one limited liability company as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others (all 23,073,412 of these shares are pledged to secure lines of credit); (c) 2,032,322 shares owned in 15 trusts as to which Mr. Smith shares voting and investment power (1,508,592 of these shares are pledged to secure lines of credit); (d) 10,076,014 shares owned in 8 trusts as to which Messrs. Smith and McCormack, one other individual, and The Northern Trust Company are trustees and share voting and investment power; (e) 636,368 shares owned in a revocable trust; (f) 13,669 shares owned by a charitable foundation of which Mr. Smith is a director.

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2010 and written representations from executive officers and directors, we believe that all filing requirements were timely met during 2010.

Availability of Form 10-K and Annual Report

The Company is providing its annual report and its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of these reports to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the annual report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are available without charge upon written request to Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL, 60026, Attention: Secretary. You may also review Company SEC filings by visiting the Company’s website at www.itw.com.

Compensation Discussion and Analysis

Executive Summary

The Company emphasizes a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose. In addition to paying a competitive base salary, we use a mix of different performance-based elements of compensation that reward different aspects of both Company and individual performance. The Company’s executive compensation program consists primarily of three elements: short-term cash compensation (base salaries and annual cash incentives), long-term incentive compensation (stock options, restricted stock units and cash), and retirement benefits, as illustrated below:

Alignment with Stockholder
Component	Objective	Value Creation
Annual Cash Compensation

• Base Salary	• Provide a base wage that is competitive to attract and retain highly qualified leaders • Reflective of individual performance, experience, and scope of responsibility

• Annual Incentive (“P&O”)	• Motivate executives to achieve annual business and individual goals	Focused on income growth and individual objectives designed to deliver strategic business imperatives

Long-Term Incentives

• Stock Options	• Motivate executives to make decisions that focus on long-term stockholder value creation • Retain highly qualified leaders	Award value based on sustained long-term growth in ITW stock price

• Performance- Based RSUs		Uses EPS metric and payout based on sustained long-term growth in ITW stock price

• Cash: Company-wide Growth Plan (“CGP”)		Focused on Revenue Growth and ROIC

Retirement Plans

•	Two retirement savings plans: a 401(k) plan and a nonqualified deferred compensation plan
•	Two pension plans: a qualified pension plan and a nonqualified pension plan to restore benefits otherwise lost due to IRS limitations on qualified plan compensation

Other Programs

•	Severance Policy: Two-times annual cash compensation (base salary plus average annual incentive) upon termination after change in control
•	Employment Agreements/Perquisites: No perquisite programs or special employment agreements

We believe that our compensation structure motivates our employees to achieve the highest levels of operating results. ITW achieved double-digit growth in total revenues and diluted income per share in 2010 compared to 2009 due to both an improving worldwide economy and the Company’s ability to focus on growth opportunities in key end markets. In 2010, total revenues increased 14% over 2009. Diluted income per share from continuing operations of $3.03 in 2010 was 57% higher than the prior year period. Operating margins for 2010 totaled 14.8%, a 480 basis point improvement compared to 2009. Based on the Company’s forecast assumptions at the beginning of 2010, ITW achieved higher-than-expected growth in a number of businesses. The automotive OEM, industrial packaging, welding and the electronics-related businesses all outperformed Company expectations as end markets recovered at faster-than-expected rates, and the Company delivered innovative product offerings into these improving markets. The construction and food equipment businesses, however, did not perform as well as expected due to continued weak demand in the North American residential and commercial construction categories and lower-than-expected customer capital expenditures in the food equipment category. Throughout its history, the Company has remained committed to a stable financial profile. In 2010, we maintained a strong balance sheet and solid credit ratings. The Company’s 2010 free operating cash flow remained strong at $1.3 billion, resulting in reinvestment in current businesses, acquisition of new businesses, dividend growth and opportunistically utilizing our ongoing share repurchase program. During the year, the Company also continued to build out its diversified geographic profile. In 2010, 58% of ITW’s revenues were derived from outside of the United States, with Europe accounting for 31% of revenues and Asia Pacific accounting for 16% of revenues. In 2000, the combined total of these two international regions accounted for 34% of the Company’s total revenues.

The Company’s highly decentralized operating style gives unusually substantial operating authority to the managers of our business units who are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their business unit’s results. Our executive management is responsible for ensuring that these decisions are carried out in accordance with our values and expectations for the near and long term and are, in general, in the best interests of our stockholders.

Our target pay mix is intended to create a strong correlation between corporate and business unit performance and the executive’s pay. The compensation elements based on corporate or business unit performance include our annual cash incentive, long-term cash incentive, and equity incentives. The largest single element of pay is delivered through equity awards with multi-year vesting schedules to align the interests of our executive officers with the long-term interests of the Company and its stockholders. The following table illustrates the allocation of our total direct compensation opportunity at target levels for 2010 between fixed and variable elements, as well as between short- and long-term elements.

% of Total Target Compensation* Allocated to
	% of Total	“At-Risk” Short-Term and
	Target	Long-Term Incentives
	Compensation*	Annual	Long-Term	Long-Term
	Allocated to	Cash	Cash	Equity
	Base Salary	Incentive	Incentive	Incentives
	(%)	(%)	(%)	(%)

David Speer, CEO	11%	17%	15%	57%
Average for the Other Named Executive Officers	17%	25%	13%	45%

*	Total target compensation as used in the table above is the sum of base salary, target annual cash incentives and the grant date fair value of long-term equity incentives.

The Compensation Committee and management regularly review best practices related to executive compensation. In addition, we have responded to both the economic environment and new government regulations. Recent examples of actions taken related to our named executive officers’ compensation are:

•	Base Salary

○	For 2010, elected officers received 3% salary increases (after freezing base salaries in 2009 at January 2008 levels).

•	Annual Incentive Plan

○	For 2009, due to the extreme adverse economic conditions, the year-over-year income growth component of our annual cash incentive awards was replaced with a performance goal measured against our 2009 annual plan target income, and the maximum payout for elected officers was reduced to 53% from 100%;

○	For 2010, we returned to a year-over-year income growth measure with a 100% maximum payout; and

○	In 2011, the payment provisions upon a change in control of the Company were changed, effective for awards made after March 1, 2011. First, payment would only occur following both a change in control and termination of employment (a “double-trigger”), and second, the payment amount was changed to payment at Target (or actual achievement, if greater) from payment at Maximum award levels.

•	Long-Term Incentive Plan

○	For 2009, we added performance-based restricted stock units to the mix of our long-term incentive grants;

○	For 2010, we added an annual cash-based company-wide growth component based on revenue growth and return on invested capital goals with 3-year performance cycles; and

○	For 2011, we amended the plan to require a “double trigger” rather than a single trigger for payment after a change in control for awards that are replaced or continued, prohibit the Company’s purchase of underwater options, add a 10-year term limit on SARs, provide that interest/dividends on shares subject to outstanding grants are subject to the same vesting and performance requirements as the underlying grant, add a minimum 3-year vesting on restricted full-value stock awards (1-year if performance based), and change the plan name to the 2011 Long-Term Incentive Plan.

•	Policies

○	For 2010, we adopted an anti-hedging policy on Company stock applicable to key employees; and

○	For 2011, we adopted an incentive payment recoupment policy (a “clawback”), increased the guideline for stock ownership for the CEO to six times base salary from five, and created a double trigger change in control severance policy by providing our officers severance at two-times annual cash compensation (base salary plus average annual incentive) upon an actual or constructive termination following a change in control, with no tax gross-ups.

•	Retirement Benefits and Perquisites:

○	For 2010, we eliminated the above-market interest returns on prospective deferrals under our nonqualified deferred compensation program; and

○	Our executives have received no perquisites since 2008; therefore, no actions were required.

•	The Compensation Committee engaged an independent advisor, Frederic W. Cook & Co., Inc. (“Cook”), to work on its behalf in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of comparison (peer) companies, and assess our compensation governance process; and

•	With Cook, we reviewed our programs and are confident that our compensation programs and policies are not designed to encourage our employees to take unnecessary or excessive risks that could harm the long-term value of the Company.

We believe these changes reflect good corporate governance in our compensation policies while continuing to recognize and reward superior company, business unit and individual performance.

In making its executive compensation decisions and recommendations, the Compensation Committee is guided by the following factors:

•	Our compensation philosophy;

•	Compensation comparisons from a peer group of diversified multinational industrial companies; and

•	Management’s contribution to our short- and long-term growth.

See “Board of Directors and Its Committees — Compensation Committee” for more information about the function of the Compensation Committee.

Compensation Philosophy

Our executive compensation philosophy is designed to deliver competitive total compensation, upon the achievement of individual and/or corporate performance objectives, which will attract, motivate and retain leaders who will drive the creation of stockholder value. It is reflective of our overall operating philosophy and is based on the following key elements:

•	Total pay targeted at market median over the long-term:

○	Above-median pay for above-median performance

○	Below-median pay for below-median performance

○	Less weighting to fixed base salaries and more weighting to short- and long-term performance-based incentive programs

•	Amount of pay at risk increases with responsibility and influence

•	Pay for performance through short-term incentive, linking pay to individual and business unit performance

•	Long-term incentive portion of “pay-at-risk” also increases with responsibility, aligning executive and stockholder interests by influencing decisions that help ensure the long-term growth and health of ITW.

Peer Companies

We have established a group of comparable companies to benchmark executive pay and provide competitive market data to be used in establishing and recommending each element of compensation. This group was selected using the following criteria:

•	Companies that are within a reasonably similar size range in various measures, such as revenue, operating income, total assets, total equity, employees, and market cap;

•	Companies with comparable financial characteristics that investors view similarly, such as multinational, diversified, and industrial;

•	Companies that compete for the same customers with similar products/services; and

•	Companies with whom we may compete for executive talent.

Every year the group is reviewed to ensure the appropriateness of the companies in the group. Additionally, the Compensation Committee asked Cook to review the peer group in both 2010 and 2009. After both reviews, no changes were made and the following 18 companies were retained as the peer group:

3M Company	Eaton Corporation	Masco Corporation
Caterpillar Inc.	Emerson Electric Company	Parker-Hannifin Corporation
Cooper Industries Ltd.	Honeywell International Inc.	Textron Inc.
Danaher Corporation	Ingersoll-Rand Company Ltd.	TRW Automotive Holdings Corporation
Deere & Company	ITT Corporation	Tyco International Ltd.
Dover Corporation	Johnson Controls, Inc.	United Technologies Corporation

The revenue median (as of the latest fiscal year end) of the peer group is $14.25 billion, and the median net income is $1.03 billion.

The nature of the Company’s highly decentralized and diverse lines of business presents challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons. While peer group data is not directly used to set any particular element of compensation, the Compensation Committee believes that in order to attract, retain and motivate our named executives, total compensation levels for these executives should be considered against the median peer group level over the long term.

Management’s Contributions to Our Growth

The Company’s decentralized structure emphasizes line management. This structure allows us to give unusually substantial operating authority to management and is an important element in developing and retaining our senior managers and in creating high job satisfaction. The general managers of our businesses are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their business unit’s results. Our compensation philosophy supports this business model by emphasizing appropriate performance incentive programs. For example, general managers who grow operating income or achieve personal objectives through innovation are rewarded through the annual incentive program. Our executive management’s role is to ensure that these decisions are carried out in accordance with our values and expectations for the near and long term and are, in general, in the best interests of our stockholders.

Use of Discretion in Setting Compensation

The Company’s compensation programs recognize the importance of ensuring that discretion is provided to the Chief Executive Officer (the “CEO”) and Compensation Committee in determining compensation levels and awards. In setting base salaries and cash incentive award maximums, and in determining grants of longer-term equity awards, the CEO and Compensation Committee use judgment to align compensation with both external data and individual responsibilities, potential and achievement.

Compensation Decisions and Individual Compensation Levels

There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other named executive officers. However, the different levels of compensation for the named executive officers as shown in the Summary Compensation Table of this proxy statement reflect internal factors such as each executive’s scope of responsibility, impact on profitable growth, breadth of experience and length of Company service, as well as external market data from the peer companies. On an annual basis, the CEO reviews the total compensation of senior executives and makes recommendations to the Compensation Committee based on his assessment of each executive’s individual performance and the peer company compensation information. The Compensation Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and information relative to compensation of CEOs of the peer companies. The Compensation Committee believes that it is appropriate to benchmark the levels of base salary, annual incentive, and longer-term incentives of our CEO to the total compensation being provided to CEOs of comparable multinational and diversified industrial organizations previously described under “Peer Companies.”

Role of Compensation Consultants

Cook is the Committee’s independent compensation consultant. In 2010, Cook provided analysis and advice on the compensation of the CEO, the CFO and the Vice Chairmen. To support the Committee’s annual review of our executive compensation, Cook conducted a marketplace review of the compensation we pay to our executive officers. Cook provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the executive officers. Cook benchmarked our compensation against our peer companies. Towers Watson & Co. and Aon Hewitt also provided market data from general industry as an additional reference. Cook also performed a look-back review of pay and performance compared to our peers and assisted the Committee in its review of the Illinois Tool Works Inc. 2011 Cash Incentive Plan, Long-Term Incentive Plan, Change in Control Severance Compensation Policy and Incentive Compensation Recoupment Policy for senior management. Further, Cook reviewed the “Compensation Discussion and Analysis” and “Executive Compensation” sections for inclusion in this proxy statement.

Base Salary

In determining base salary, the CEO and the Compensation Committee consider the size and scope of the executives’ responsibilities, the executive officers’ past experience, performance, future potential and the median base salary of similar positions at our peer companies. The Compensation Committee believes that the median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually and adjustments are intended to recognize an executive officer’s performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility. Adjustments to base salary also take into account peer group information and the officer’s total compensation.

We have a common annual review process beginning in December and concluding in February for base salary and incentive compensation for all of our senior executive officers. This process allows the Compensation Committee and the CEO to review base compensation and discuss recommended changes considering individual contributions to overall financial and operating results for the year and to set objectives for the upcoming year.

After freezing base salaries in 2009 at January 2008 levels, management recommended, and the Compensation Committee agreed, that base salaries be increased by 3% effective January 1, 2010.

Annual Cash Incentives

We believe that generally, managers should be rewarded for contributions to overall financial success measured by income growth of their business unit, their group or the Company as a whole, as well as for individual accomplishments that contribute to the longer-term health of the business. Achieving our annual business and financial objectives is important to executing our business strategy, and thus, delivering long-term value to stockholders.

Annual cash incentive awards are made under stockholder approved provisions of the ITW Executive Incentive Plan. The Compensation Committee considers recommendations from the CEO and approves annual cash incentives for our executive officers. The Compensation Committee determines and recommends for approval by the independent directors the award amount for the CEO.

The plan is designed around two elements: income performance (the “P” factor) and personal objectives (the “O” factor). The P factor weighting is 60% of each named executive officer’s potential award opportunity. The remaining 40% is based on the O factor objectives. In addition, the weighting of the P factor for operating executives is 33% of corporate results and 67% of their respective businesses. These weightings are intended to emphasize the financial performance element and reinforce the importance of collaborating across businesses.

Participation in our Executive Incentive Plan is limited to those who have an impact on the profitable growth of the business or who have significant responsibility for a major element of business growth. The P factors are recommended by management and must be approved by the Compensation Committee annually. The individual O factors for the CEO are established by the Compensation Committee annually, and the individual O factors for each other named executive officer are recommended by the CEO and must be approved by the Compensation Committee.

Maximum award limits are applicable to both portions of the award. Individual award maximums, expressed as percentages and applied to year-end base salary, are determined in accordance with the executive’s level of responsibilities and accountability. Both the P and O factors have a payout range of 0% to 100% of the maximum for the named executive officers. Although we generally do not establish any specific target or prescribed value in relation to peer groups, comparisons are made to median annual cash incentive levels in the peer group compensation data. The Company’s annual cash incentives are variable and structured to provide awards above the median levels only upon the achievement of exceptional financial results and individual performance objectives. Payments under the plan are made following the end of the fiscal year after approval by the Compensation Committee.

Income-Based Annual Cash Incentive (P Factor)

For 2010, the P factor was based on year-over-year income growth. Current year income was compared to the prior year to measure the percentage of increase. Elected officers earn a payment according to the scale below.

P Factor Award
2010 Income Achievement vs. Prior Year	(% of Maximum)

115%	100%
110%	90%
105%	82.5%
100%	75%
95%	65%
90%	57%
85%	47%
80%	34%
Below 80%	0%

The 2010 P factors for Messrs. Speer and Kropp were based entirely on the 2010 income from continuing operations of the Company as a whole. For the other named executive officers, the P factor was based 67% on 2010 income achievement for their respective businesses and 33% on 2010 income achievement for the Company as a whole. The following table shows the respective income levels in connection with the determination of the P factor award for the named executive officers:

	2009
	Corporate or Unit	2010	% of	P Factor Award	Final
	Income Levels	Corporate or Unit Income	Achievement	(% of Maximum)	P Factor
Named Executive Officer	(Millions)	Levels (Millions)	(By Group)	(By Group)	Award(1)

David B. Speer	$969.5	$1,527.2	157.5%	100.0%	100.0%
Ronald D. Kropp	$969.5	$1,527.2	157.5%	100.0%	100.0%
Thomas J. Hansen	$319.6	$636.9	199.3%	100.0%	100.0%
E. Scott Santi	$870.3	$1,055.6	121.3%	100.0%	100.0%
Philip M. Gresh, Jr.	$107.7	$223.1	207.2%	100.0%	100.0%

(1)	The composite award percentages shown in the last column above for these executives combine the achievement level for their respective businesses with that of the Company as a whole, as follows: Mr. Hansen, 100% (.33 at 100% + .67 at 100%); Mr. Santi, 100% (.33 at 100% + .67 at 100%); and Mr. Gresh, 100% (.33 at 100% + .67 at 100%).

Personal Objectives-Based Annual Cash Incentive (O Factor)

The O factors represent the personal objectives element of the annual cash incentive awards, and are more subjective than P factors. In early 2010, each executive submitted in writing his own proposed O factor objectives and relative weighting. Each named executive other than the CEO discussed his proposed objectives and weightings with the CEO. The CEO used his judgment of each executive’s role and responsibilities, as well as the strategic goals of the Company, to review and approve the objectives before recommending them to the Compensation Committee. The Compensation Committee discussed these recommendations with the CEO prior to final approval. The CEO discussed his proposed O factor objectives and weightings for 2010 with the Compensation Committee. The Compensation Committee used its judgment and understanding of the strategic goals of the Company to review and approve the objectives and weightings of the CEO.

The following is a description of the 2010 objectives and weightings as approved. Mr. Speer’s objectives focused on leadership development/diversity/succession planning (50%), strategic business reviews (30%), and acquisitions (20%). Mr. Kropp’s objectives focused on leadership development (35%), financial reporting process (35%), and strategic analysis (30%). Mr. Hansen’s objectives focused on business unit portfolio management (25%), innovation (25%), growth strategy (20%), and leadership development (30%). Mr. Santi’s objectives focused on leadership development (70%) and innovation (30%). Mr. Gresh’s objectives focused on strategy for specified businesses (70%) and leadership development (30%).

Following the end of the year, each named executive submitted a written self-appraisal with his own assessment of the level of achievement reached in 2010, expressed as a percentage, for each of his personal objectives. The self-appraisals of the named executives other than the CEO were reviewed by the CEO, and the CEO had collaborative discussions with each of these executives. The CEO used his judgment of each executive’s performance against the objectives, considering completion of objectives, relative weightings and the quality of the work performed, to reach his assessment of the achievement levels prior to submitting them for final approval by the Compensation Committee. Any adjustments made by the CEO to the self-scored achievement levels for 2010 were not material. The self-appraisal of the CEO for 2010 was reviewed by the Compensation Committee, which held collaborative discussions with the CEO and used its judgment of the CEO’s performance against his objectives to reach its assessment of the achievement levels. The Compensation Committee recommended adjusting the CEO’s self-scored achievement level to 92.7% from 84.5% after discussing his accomplishments in diversity/leadership development initiatives, strategic business reviews and acquisitions/divestitures in light of the overall strong performance of the Company. The independent directors approved the Compensation Committee’s recommendation. There were no pre-determined factors that were considered by the CEO or the Compensation Committee during this process.

The weighting for each objective was multiplied by the relevant achievement level, and the amounts so calculated were totaled to reach the O factor achievement percentage. Based on the Compensation Committee’s determination of the individual 2010 O factor objectives and actual achievements for Mr. Speer, and upon Mr. Speer’s recommendations for the other named executive officers, the following O factor achievement percentages were assigned: 92.7% for Mr. Speer; 92.25% for Mr. Kropp; 90% for Mr. Hansen; 92% for Mr. Santi; and 92% for Mr. Gresh.

2010 Annual Cash Incentive Total Payouts

The total 2010 awards for the named executive officers ranged from 96% to 97% of the individual maximum award level, and were determined as follows:

			Final		Final
		Year-End	P Factor		O Factor
	Award	2010	Award (% of		Award (% of		Total
Named Executive Officer	Maximum	Salary	Maximum)	Amount	Maximum)	Amount	Award(1)

David B. Speer	200%	$1,133,000	100.0%	$1,359,600	92.7%	$840,400	$2,200,000
Ronald D. Kropp	150%	$360,500	100.0%	$324,450	92.25%	$199,537	$523,987
Thomas J. Hansen	200%	$515,000	100.0%	$618,000	90.0%	$370,800	$988,800
E. Scott Santi	200%	$412,000	100.0%	$494,400	92.0%	$303,232	$797,632
Philip M. Gresh, Jr.	200%	$350,200	100.0%	$420,240	92.0%	$257,747	$677,987

(1)	These amounts are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

The named executive officers may elect to defer 6% to 85% of their annual incentive award to their ITW Executive Contributory Retirement Income Plan (ECRIP) account. ECRIP is further described under “Nonqualified Deferred Compensation” elsewhere in this proxy statement. Also, under the terms of the ITW 2006 Stock Incentive Plan (currently renamed the 2011 Long-Term Incentive Plan), an officer may elect to take up to 50% of the award in the form of ITW common stock.

Long-Term Incentives

We believe that ensuring the long-term growth and health of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to key metrics, such as EPS, revenue and ROIC, and to ITW’s stock performance over time, encouraging decisions that consider the long-term perspective. Long-term incentive awards are granted to executives and other key employees whose positions can truly affect the Company’s long-term performance.

The value of the overall long-term incentive grant to the CEO is determined by the Compensation Committee using its discretion, subject to approval by the independent directors. Awards to the other named executives are recommended by the CEO to the Compensation Committee for approval and are subject to the discretion of the CEO in making the recommendations, as well as of the Compensation Committee in approving the awards. The key factors in determining the awards have been the executive’s position and seniority and the historical grants made to Company executives in similar positions with similar seniority. In addition, although we generally do not establish any specific target or prescribed value in relation to peer groups, comparisons are made to median long-term incentive levels in the peer group compensation data. Because the Compensation Committee and the CEO in their discretion may consider such factors as they deem relevant in determining an executive’s overall award, other factors may cause the award in any given year to differ from historical amounts.

Stock incentive awards through 2008 were generally made in the form of stock options. The Compensation Committee considered the fact that the Company was in a relatively small minority of companies who awarded only one type of grant under its stock incentive plan, and in

2009, we introduced performance-based restricted stock units, or PRSUs, into our program. In 2010, we introduced a long-term cash incentive.

We continue to believe, however, that stock options are an effective incentive for senior executives on a long-term basis because the option loses its value entirely if the price of ITW’s common stock falls below the grant price. Therefore, in 2010, two-thirds of the stock-based grants were in the form of stock options and the other one-third in the form of PRSUs. The long-term cash incentive is the smallest portion of the three types of long-term incentive grants. In summary, the weighting of the total target values of the 2010 long-term incentive stock and cash grants are as follows:

	Stock	Performance	Long-Term
	Options	RSU’s	Cash Incentive
	(%)	(%)	(%)

David Speer, CEO	57%	28%	15%
Other Named Executive Officers (average)	55%	28%	17%

The Compensation Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined by the Compensation Committee, and forfeiture provisions upon other termination of employment. The Compensation Committee, in its sole discretion, may deem a stock option, RSU, or PRSU award to be immediately forfeited if the recipient is terminated for cause (as defined by the Committee), competes with the Company, or engages in conduct adversely affecting the Company.

2010 Stock Option Awards

The 2010 stock options vest in equal installments over a four-year period ending in 2014. Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years after the grant date. We currently grant only non-qualified stock options because we believe that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the named executive officers of incentive stock options.

2010 PRSU Awards

PRSUs vest three years from the date of grant, subject to the achievement level of the performance goal set at the beginning of the performance period. PRSUs are granted based on the fair market value of one share of common stock on the date of grant.

For PRSUs granted in 2010, the performance goal for the PRSU’s is based on cumulative EPS from continuing operations over a three-year performance period (2010 through 2012) based on a sliding scale. The target is $6.50 cumulative EPS over the three-year performance period. If less than $4.50 cumulative EPS is achieved, none of these PRSUs will vest. If EPS growth is at or above the $4.50 threshold but below the $6.50 target, a portion of the awards will vest in proportion to the level of EPS achieved.

2010 Long-Term Cash Awards

For 2010, an annual long-term cash award with three-year performance cycles, the Company-wide Growth Plan, or “CGP”, was added to the mix of long-term incentives with a corresponding reduction in the value of PRSU’s granted. The total compensation of our executives and the mix of compensation components of our executives relative to the peer group were considerations in setting the percentage of base pay used in determining the target award amounts. Only elected officers, other officers reporting to the CEO and group presidents, being the executives who are closest to the business in our decentralized structure and who have the biggest impact on operating performance, are eligible for the program. The target amount of the award for 2010 was based on position and salary on grant date as follows: 100% of base pay for the CEO; 75% for other elected officers and 40% for group presidents and other officers.

For 2010, the performance goal for the 2010 CGP cash grant was based 50% on compound annual revenue growth and 50% on average return on invested capital over a three-year performance period (2010 through 2012). The payout at the end of the performance period will be based on the following sliding payout scale:

	Revenue	Average	Payout
	Growth	ROIC	(as a % of Target)

Maximum	14%	20%	150%
Target	10%	16%	100%
Threshold	3%	8%	50%

Timing of Long-Term Incentive Awards

The Compensation Committee meets in February of each year following the Company’s public release of its earnings results for the recently completed fiscal year to consider and act with respect to long-term incentive awards for the executive officers. In 2010 the long-term grants were in compliance with the ITW 2006 Stock Incentive Plan, including the requirement that stock options may not be granted at less than 100% of the fair market value of ITW’s common stock on the date of grant. The exercise price of the awards granted at that meeting is based on the closing price of ITW’s stock on that date. We do not time grants for the purpose of enhancing the value of executive compensation.

2011 Plan Changes

The Board approved an amendment and restatement of the 2006 Stock Incentive Plan, including a change in the name of the plan to the 2011 Long-Term Incentive Plan, effective for all awards under the plan on or after January 1, 2011. The amendments include provisions to: (i) change the vesting provisions upon a change in control to a double trigger from a single trigger for awards that are replaced or continued in connection with a change in control, (ii) prohibit the purchase of underwater options, (iii) provide that awards under the plan are subject to any Company policy regarding the recovery of erroneously awarded incentive-based compensation, (iv) restrict dividends and other distributions (other than quarterly cash dividends in the case of awards that are subject only to service-based vesting) on shares subject to unvested restricted stock awards to the same extent that restrictions apply to the underlying awards unless otherwise provided by the Committee, (v) impose a minimum vesting period of three years for restricted stock awards (one year for performance-based stock awards), (vi) impose a maximum term of 10 years for stock appreciation rights, (vii) change the limitation on options that may be granted in any calendar year to a single participant to 1,000,000 from 500,000, and (viii) make other non-material changes relating to plan administration or clarification.

Perquisites & Other Benefits

In general, we do not provide perquisites to our named executive officers that are not available to other employees. No named executive officer received perquisites during 2010, so no perquisites are disclosed in the Summary Compensation Table.

Stock Ownership Guidelines

We believe that stock ownership is important because it links the interests of Company management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Compensation Committee have adopted stock ownership guidelines for executive officers and directors. The recommended guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers are as follows: chief executive officer, six times; vice chairmen and executive vice presidents, three times; senior vice presidents, two times; vice presidents, one time; and non-employee directors, four times. The Compensation Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. All named executive officers and directors who have been in their positions for five or more years have either satisfied or exceeded the applicable stock ownership guideline. The Board believes that its stock ownership guidelines are appropriate, reasonable and attainable given the responsibilities and compensation levels of our executive officers and directors and has not imposed a requirement that our executive officers and directors hold their shares for a particular length of time.

In 2010, we formalized a policy against options trading and short sales of ITW stock that applies to all recipients of Company equity-based grants (which group includes key employees and all officers and directors) and against any trading in derivatives linked to ITW stock that applies to all Company senior executive officers and directors.

Financial Restatements

Effective in 2011, we adopted our Incentive Compensation Recoupment Policy (a “clawback”). This policy covers all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934. Under the policy, the Committee will require reimbursement of incentives paid to elected officers where the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy. The amount the Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek reimbursement of compensation and profits from trading in Company stock received by our Chief Executive Officer and Chief Financial Officer to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the CEO and certain other executive officers employed at year-end.

Certain performance-based compensation and deferred compensation are not included in the compensation total for purposes of the limit. The Compensation Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform our executive compensation plans to the approach provided for in the Internal Revenue Code.

Potential Payments upon Termination or Change in Control

For 2010, we did not have any plans or agreements that are specific and unique to executive officers regarding termination of employment or a change in control of the Company. However, we do have provisions in our pension plans, the 1996 and 2006 ITW Stock Incentive Plans, the Executive Incentive Plan, and the ECRIP that provide for retirement benefits, and for grants prior to 2011, immediate vesting of unvested stock options and cash payouts of restricted stock and performance units in the event of a change in control or certain termination events. You can find further detail below under “Executive Compensation — Potential Payments Upon Termination or Corporate Change” beginning on page 46.

For 2011, as part of the annual review, we updated the change in control provisions in our executive compensation programs except for the retirement plans. The 2011 updated versions of these plans were filed with the Securities and Exchange Commission on Form 8-K on December 16, 2010. For prospective awards under the 2011 Long-Term Incentive Plan and the 2011 Executive Incentive Plan, payment of incentives that are continued or replaced would occur only following both a change in control and termination of employment (a “double-trigger”). In addition, for annual and long-term incentives, the payment amount was changed to the target amount (or actual achievement, if greater) from the maximum award amount.

Finally, effective in 2011, the Company established the “double trigger” Change-In-Control Severance Compensation Policy (“Severance Policy”) for elected officers, under which, upon an actual or constructive termination following a change in control, participants shall be entitled to receive two times annual cash compensation (base pay plus the average of the last three years annual incentive bonus payments). In addition, with respect to any annual or long-term cash incentives that are continued or replaced after a change in control, participants in the Severance Policy upon a double trigger will receive: (i) a pro-rata annual bonus award payable at the target amount (or actual achievement amount if greater), and (ii) a pro-rata long-term cash incentive award at the target amount (or actual achievement amount if greater). The payments provided under the Severance Policy are reduced by any severance payments payable pursuant to any other agreement, policy, program or arrangement with the Company (other than cash received in lieu of stock incentives), are not grossed-up for taxes and were set by the Compensation Committee at levels deemed consistent with market practice. The Company believes that it is important to maintain severance and change in control benefits in order to attract and retain executive talent, to avoid costly and potentially protracted separation negotiations, to ensure continuity of management in the event of an actual or threatened change in control and to protect our executive officers’ investment in the Company. The Severance Policy was filed with the Securities and Exchange Commission on Form 8-K on December 16, 2010.

Executive Compensation

This section of the proxy statement provides information regarding the compensation of our named executive officers.

Summary Compensation Table

						Change
						in Pension
						Value and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
Name and			Stock	Option	Compensation	Compensation	Compensation
Principal Position	Year	Salary(1)	Awards(2)	Awards(2)	(1)(3)	Earnings(4)	(5)	Total

David B. Speer	2010	$1,132,492	$2,030,770	$4,439,997	$2,200,000	$1,303,232	$83,620	$11,190,111
Chairman and Chief	2009	$1,100,000	$2,968,337	$4,440,686	$1,256,640	$624,701	$94,017	$10,484,381
Executive Officer	2008	$1,099,616	—	$6,659,700	$1,586,200	$3,240,740	$100,822	$12,687,078
Ronald D. Kropp	2010	$360,339	$284,310	$621,605	$523,987	$123,673	$23,365	$1,937,279
Senior Vice President &	2009	$350,000	$512,574	$621,696	$307,230	$53,737	$26,105	$1,871,342
Chief Financial Officer	2008	$349,752	—	$932,358	$395,850	$156,473	$25,123	$1,859,556
Thomas J. Hansen	2010	$514,769	$812,292	$1,776,001	$988,800	$872,550	$33,753	$4,998,165
Vice Chairman	2009	$500,000	$1,129,220	$1,776,272	$449,600	$709,559	$42,308	$4,606,959
	2008	$499,842	—	$2,663,880	$708,800	$1,117,699	$45,512	$5,035,733
E. Scott Santi	2010	$411,816	$649,858	$1,420,797	$797,632	$219,081	$14,414	$3,513,598
Vice Chairman	2009	$399,135	$903,376	$1,421,022	$345,280	$333,754	$32,470	$3,435,037
Philip M. Gresh, Jr.	2010	$350,043	$324,909	$710,398	$677,987	$563,742	$26,517	$2,653,596
Executive Vice President	2009	$340,000	$546,566	$710,511	$407,592	$355,021	$28,760	$2,387,450

(1)	Salary and non-equity incentive plan compensation for 2010 includes amounts deferred by the executive under the ECRIP or the Savings and Investment Plan. The amount of deferrals in 2010 for each named executive officer can be found in footnote 1 to the Nonqualified Deferred Compensation table on page 44. The amount of deferrals in 2009 and 2008 can be found in footnote 4 to the same table. Deferrals in 2011 of non-equity incentive plan amounts earned in 2010 were as follows: Mr. Speer, $440,000; Mr. Kropp, $31,439; Mr. Hansen, $59,328; Mr. Santi, $79,763; and Mr. Gresh, $40,679.

(2)	The Stock Awards column represents PRSUs granted in the relevant year. The assumptions applicable to these valuations can be found in the Notes to Financial Statements — Stock-Based Compensation contained in the Illinois Tool Works Inc. Annual Report to Stockholders for 2008, and in our Annual Reports on Form 10-K for the years ended December 31, 2009 and 2010.

(3)	Represents amounts awarded under our Executive Incentive Plan, based on the executive’s base salary as of December 31 for each year and paid in the following year. Further information regarding this plan and awards thereunder can be found above under “Compensation Discussion and Analysis — Annual Cash Incentives” beginning on page 30 and below under “Grants of Plan-Based Awards” on page 39.

(4)	These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the named executive officers under our Executive Contributory Retirement Income Plan, or ECRIP, which is discussed in more detail beginning on page 44 under “Nonqualified Deferred Compensation.” When a participant attains “retirement” eligibility at age 55 and 10 years of service, any amounts in his or her ECRIP account deferred prior to January 1, 2010 are entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average rate, and the excess interest portion is deemed to be amounts exceeding 100% of such rate. This additional interest credit applies to all eligible plan participants, not just the named executive officers. All amounts deferred after December 31, 2009 accrue interest at 100% of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits are shown in the table below.

Footnote 4 Table

				Excess Interest	Change in Pension Value and
		Accrual in	Accrual in	Credit on Deferred	Nonqualified Deferred
Name	Year	Accumulation Plan	Nonqualified Plan	Compensation	Compensation Earnings ($)

David B. Speer	2010	$73,813	$1,099,335	$130,084	$1,303,232
	2009	$(41,012)	$527,026	$138,687	$624,701
	2008	$135,620	$2,998,990	$106,130	$3,240,740
Ronald D. Kropp	2010	$24,874	$83,108	$15,691	$123,673
	2009	$(10,693)	$48,644	$15,786	$53,737
	2008	$37,614	$109,300	$9,559	$156,473
Thomas J. Hansen	2010	$163,105	$630,712	$78,733	$872,550
	2009	$434,726	$189,999	$84,834	$709,559
	2008	$(30,809)	$1,080,307	$68,201	$1,117,699
E. Scott Santi	2010	$46,836	$157,511	$14,734	$219,081
	2009	$45,473	$272,805	$15,476	$333,754
Philip M. Gresh Jr.	2010	$224,420	$244,704	$94,618	$563,742
	2009	$263,574	$(11,961)	$103,408	$355,021

(5)	For 2010, this number represents Company matching contributions to the ECRIP account or the Savings and Investment Plan based on plan formulas for all participants as follows: $83,620 for Mr. Speer; $23,365 for Mr. Kropp; $33,753 for Mr. Hansen; $14,414 for Mr. Santi; and $26,517 for Mr. Gresh.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our named executive officers during fiscal 2010 under the Executive Incentive Plan and the 2006 Stock Incentive Plan (renamed the 2011 Long-Term Incentive Plan).

									All Other
									Option		Grant Date
						Estimated Future Payouts			Awards		Fair Value
		Estimated Future Payouts				Under Equity			Number of	Exercise or	of Stock
		Under Non-Equity				Incentive Plan Awards(3)			Securities	Base Price	and
		Incentive Plan Awards(1)(2)						Target/	Underlying	of Option	Option
	Grant	Plan	Threshold	Target	Maximum	Threshold	Midpoint	Maximum	Options	Awards	Awards
Name	Date	Type	($)	($)	($)	(#)	(#)	(#)(3)	(#)	($/Sh)(4)	($)(5)

David B. Speer	2/12/2010	P&O	$462,264	$1,790,140	$2,266,000	5,087	27,979	50,871	462,982	$43.64	$6,470,767
	2/12/2010	CGP	$566,500	$1,133,000	$1,699,500
Ronald D. Kropp	2/12/2010	P&O	$110,313	$427,193	$540,750	712	3,917	7,122	64,818	$43.64	$905,914
	2/12/2010	CGP	$135,188	$270,375	$405,563
Thomas J. Hansen	2/12/2010	P&O	$210,120	$813,700	$1,030,000	2,035	11,192	20,348	185,193	$43.64	$2,588,293
	2/12/2010	CGP	$193,125	$386,250	$579,375
E. Scott Santi	2/12/2010	P&O	$168,096	$650,960	$824,000	1,628	8,954	16,279	148,154	$43.64	$2,070,655
	2/12/2010	CGP	$154,500	$309,000	$463,500
Philip M. Gresh Jr.	2/12/2010	P&O	$142,882	$553,316	$700,400	814	4,477	8,139	74,077	$43.64	$1,035,307
	2/12/2010	CGP	$131,325	$262,650	$393,975

(1)	The range of potential payouts under the annual incentive (P&O) grants for the named executive officers as set by the Compensation Committee in February 2010 for 2010 performance is set forth in these columns. Since there is no minimum achievement for the O factors, the “threshold” estimated future payout is based on the minimum P factor payout of 34%, which is realized upon achievement of 80% of income performance. “Target” estimated future payout is based on a P factor of 75%, which is realized upon achievement of 100% of income performance, and 85% achievement of the relevant O factors. “Maximum” estimated future payout is based on a P factor payout of 100%, which is realized upon achievement of 115% of income performance, and 100% achievement of the relevant O factors. Actual payments, as approved by the Compensation Committee in February 2011 for achievement of 2010 performance, can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 38.

(2)	The range of potential payouts under the long-term cash incentive grants (CGP) for the named executive officers as set by the Compensation Committee in February 2010 for the three-year period 2010 through 2012 is set forth in these columns.

(3)	The range of potential share distribution under the 2010 PRSU grant for the named executive officers as set by the Compensation Committee in February 2010 for performance through 2012 is set forth in these columns. The threshold estimated future payout is based on achievement of $4.50 cumulative earnings per share over the three-year performance period. The target performance goal is $6.50 cumulative EPS over the three-year performance period, and achievement of the target will result in a payout of the maximum number of shares subject to the PRSU. If cumulative EPS is above the $4.50 threshold but below the $6.50 target, a portion of the awards will vest in proportion to the level of EPS achieved. The midpoint number of shares assumes that cumulative EPS of $5.50 is achieved.

(4)	Grant date fair market value was equal to the market closing price of $43.64 on the date of grant.

(5)	Grant date fair value of options is based on an implied value of $9.59 per share as determined using a binomial valuation technique under Accounting Standards Codification, Topic 718. Grant date fair value of PRSUs is based on the assumption that the performance conditions will have been met.

Outstanding Equity Awards at Fiscal Year-End 2010

This table sets forth details, on an award-by-award basis, of the outstanding equity awards held by each named executive officer as of December 31, 2010.

						Stock Awards
							Equity
		Option Awards				Equity	Incentive
		Number of	Number of			Incentive	Plan Awards:
		Securities	Securities			Plan Awards:	Market or
		Underlying	Underlying			Number	Payout Value
		Unexercised	Unexercised	Option		of Unearned	of Unearned
		Options	Options	Exercise	Option	Units That	Units That
	Grant	(#)	(#)	Price	Expiration	Have Not	Have Not
Name	Date(1)	Exercisable	Unexercisable	($)	Date	Vested(2)	Vested

David B. Speer	12/10/2004	300,000 (3)	—	$47.13	12/09/2014
	02/01/2006	400,000 (4)	—	$42.08	01/31/2016
	02/09/2007	300,000 (5)	100,000	$51.60	02/08/2017
	02/08/2008	250,000	250,000	$48.51	02/07/2018
	02/13/2009	108,398	325,195	$35.12	02/12/2019	94,533	$5,048,062
	02/12/2010	—	462,982	$43.64	02/11/2020	50,871	$2,716,511
Ronald D. Kropp	12/10/2004	10,000	—	$47.13	12/09/2014
	02/01/2006	30,000	—	$42.08	01/31/2016
	02/09/2007	45,000	15,000	$51.60	02/08/2017
	02/08/2008	35,000	35,000	$48.51	02/07/2018
	02/13/2009	15,175	45,528	$35.12	02/12/2019	16,324	$871,702
	02/12/2010	—	64,818	$43.64	02/11/2020	7,122	$380,315
Thomas J. Hansen	12/10/2004	150,000	—	$47.13	12/09/2014
	02/01/2006	150,000	—	$42.08	01/31/2016
	02/09/2007	150,000	50,000	$51.60	02/08/2017
	02/08/2008	100,000	100,000	$48.51	02/07/2018
	02/13/2009	43,359	130,078	$35.12	02/12/2019	35,962	$1,920,371
	02/12/2010	—	185,193	$43.64	02/11/2020	20,348	$1,086,583
E. Scott Santi	12/10/2004	60,000	—	$47.13	12/09/2014
	02/01/2006	70,000	—	$42.08	01/31/2016
	02/09/2007	60,000	20,000	$51.60	02/08/2017
	02/08/2008	40,000	40,000	$48.51	02/07/2018
	02/13/2009	34,687	104,063	$35.12	02/12/2019	28,770	$1,536,318
	02/12/2010	—	148,154	$43.64	02/11/2020	16,279	$869,299
Philip M. Gresh, Jr.	12/10/2004	80,000		$47.13	12/09/2014
	02/01/2006	80,000		$42.08	01/31/2016
	02/09/2007	60,000	20,000	$51.60	02/08/2017
	02/08/2008	40,000	40,000	$48.51	02/07/2018
	02/13/2009	17,343	52,032	$35.12	02/12/2019	17,375	$927,825
	02/12/2010		74,077	$43.64	02/11/2020	8,139	$434,623

(1)	Stock options vest at the rate of 25% per year from grant date with exceptions for termination upon death, disability, retirement and change in control. Stock options granted in 2004 and 2006 contain a reload feature providing that if the exercise price is paid by surrender of previously owned shares of ITW common stock, a new option in the amount of the shares surrendered will be granted. The exercise price of the new option would equal the market value of a share of ITW common stock on the date of grant. The new option will vest in one year, provided the shares acquired on exercise of the underlying option are held for one year, and will expire on the same date as the underlying option.

(2)	PRSUs are subject to three-year vesting, as well as a performance goal based on cumulative earnings per share from continuing operations over a three-year period.

(3)	Stock options for 225,000 of these shares were transferred to a family limited partnership.

(4)	Stock options for 200,000 of these shares were transferred to a family limited partnership.

(5)	Stock options for 100,000 of these shares were transferred to a family limited partnership.

Option Exercises and Stock Vested

This table provides information for each named executive officer who exercised stock options during 2010. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option. No named executive officers had stock awards vest in 2010.

	Option Awards
	Number of
	Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

David B. Speer	120,000	$2,521,610
Ronald D. Kropp	—	—
Thomas J. Hansen	120,000	$2,443,937
E. Scott Santi	—	—
Philip M. Gresh, Jr.	80,000	$1,590,000

Pension Benefits

The following table provides pension benefit information for each named executive officer through our financial statement measurement date of December 31, 2010.

		Number of	Present
		Years of	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)(1)

David B. Speer	ITW Retirement Accumulation Plan	32.553	$832,947
	ITW Nonqualified Pension Plan	32.553	$8,974,037
Ronald D. Kropp	ITW Retirement Accumulation Plan	17.083	$188,506
	ITW Nonqualified Pension Plan	17.083	$320,846
Thomas J. Hansen	ITW Retirement Accumulation Plan	30.256	$1,939,438
	ITW Nonqualified Pension Plan	30.256	$3,543,933
E. Scott Santi	ITW Retirement Accumulation Plan	28.621	$435,742
	ITW Nonqualified Pension Plan	28.621	$1,144,708
Philip M. Gresh, Jr.	ITW Retirement Accumulation Plan	21.542	$1,618,576
	ITW Nonqualified Pension Plan	21.542	$1,371,559

(1)	Assuming the individual receives a lump sum distribution at normal retirement, present values are based on the 5.05% discount rate used for financial reporting purposes.

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. business units to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates certain percentages for each year of plan participation. The accumulated percentages (from both columns shown below), when multiplied by final average annual pay (generally, salary and executive incentive payable in the highest five years out of the last ten complete calendar years of service), produce an amount that can be received as a lump sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, percentages are structured as follows:

		On Final Average Pay in Excess
Age During the Year	On Total Final Average Pay	of Covered Compensation(1)

Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2010, the amount of covered compensation for an individual attaining age 65 was $61,884, while for an employee age 34 or younger it was $106,800.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). As part of the transition to the pension equity formula, as of December 31, 2000:

•	Accrued benefits under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump sum value of the normal retirement annuity and dividing by the average annual pay at that time.

•	Anyone who had 5 years of participation and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average pay per year for up to 15 years of credited service.

•	Anyone who had at least five years of vesting service and had attained age 50 was entitled to a benefit under the pre-2001 formula if that benefit was more valuable than the benefits calculated under the new formula.

The pre-2001 Pension Plan provided that upon attaining age 55 with at least 10 years of service, a participant could elect an early retirement pension at a reduced amount. If the sum of the participant’s age and service at early retirement was at least 90, the portion of the benefit that is based solely on total average pay would not be reduced. The portion of the benefit based on pay in excess of covered compensation is subject to a 6.67% reduction for each year prior to age 65 that payments commence. Messrs. Hansen and Gresh are subject to alternative calculations under the pre-2001 Pension Plan formula.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be paid. The Company has not considered granting additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such grants. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

1. The Pension Plan uses net compensation after deferrals under the current ECRIP and the Nonqualified Pension Plan uses total eligible compensation (generally, salary and non-equity incentive compensation).

2. The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, will forfeit any plan benefits based on eligible compensation above the maximum amount ($245,000 in 2010) that may be recognized under a tax-qualified plan.

3. In addition to the annuity and lump sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years.

Nonqualified Deferred Compensation

The following table sets forth ECRIP account information for each named executive officer during fiscal year 2010. Other than Mr. Kropp, who received a distribution under the return of deferral feature, there were no withdrawals by, or distributions to, a named executive officer under the ECRIP in 2010.

	Executive	Registrant	Aggregate	Aggregate Balance	Aggregate
	Contributions in	Contributions in	Earnings in	at December 31,	Distributions in
	2010	2010	2010	2010	2010
Name	($)(1)	($)(2)	($)(3)	($)(3)(4)	($)

David B. Speer	$301,897	$83,620	$576,751	$8,545,961
Ronald D. Kropp	$40,054	$23,365	$70,345	$1,043,773	$9,038
Thomas J. Hansen	$57,862	$33,753	$344,584	$5,026,233
E. Scott Santi	$41,182	$14,414	$65,362	$979,902
Philip M. Gresh, Jr.	$45,458	$26,517	$412,799	$6,000,895

(1)	Includes deferrals of 2010 salary reflected in the Salary column of the Summary Compensation Table (Mr. Speer, $226,499; Mr. Kropp, $21,620; Mr. Hansen, $30,886; Mr. Santi, $41,182; and Mr. Gresh, $21,002). Also includes deferrals of 2009 executive incentive amounts paid in 2010 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2009 (Mr. Speer, $75,398; Mr. Kropp, $18,434; Mr. Hansen, $26,976; Mr. Santi, $0; and Mr. Gresh, $24,456).

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2010.

(3)	Footnote 4 to the Summary Compensation Table sets forth above-market interest for 2010 included in aggregate earnings in this table. If Mr. Kropp’s employment is terminated prior to him being “retirement eligible”, he will forfeit above-market interest of $15,691 for 2010 and $69,781 in the aggregate. If Mr. Santi’s employment is terminated prior to him being “retirement eligible”, he will forfeit above-market interest of $14,734 for 2010 and $77,511 in the aggregate. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)	In addition to the Company’s contributions shown in the table above, and excess interest as disclosed for 2010 in footnote 4 to the Summary Compensation Table, the following amounts of executive and Company contributions to the ECRIP and excess interest are reported as compensation in the Summary Compensation Table for 2009 and 2008:

Footnote 4 Table

	Year Ended	Year Ended
Name	December 31, 2009	December 31, 2008

David B. Speer	$951,841	$980,535
Ronald D. Kropp	$265,646	$176,413
Thomas J. Hansen	$393,902	$397,772
E. Scott Santi	$140,717	*
Philip M. Gresh, Jr.	$286,596	*

*	Messrs. Santi and Gresh were not named executive officers in 2008.

In 1985, the Company established an Executive Contributory Retirement Income Plan (the “1985 ECRIP”), which offered designated executives an opportunity to defer a portion of their salary and executive incentive earned in 1985 through 1989 to a deferred compensation account, to receive the matching contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan (in lieu of any matching contributions under that plan) and to receive a rate of interest on the account equal to 130% of the monthly Moody’s Corporate Bond Yield Average (the “Moody’s Rate”) if their employment ended due to death, disability or retirement after age 55 with at least ten years of service (five years if over age 65). The account was to be credited with 100% of the Moody’s Rate if the executive left employment before death, disability or retirement. During 2010, the crediting rate ranged from 5.14% to 5.81% for persons not yet retirement eligible and 6.68% to 7.55% for those who were retirement eligible.

With certain exceptions, the 1985 ECRIP account is paid in monthly installments over 15 years following a death, disability or retirement event and in a lump sum following any other termination of employment. Messrs. Speer and Hansen were designated as eligible for the 1985 ECRIP.

In 1993, the Company established a new Executive Contributory Retirement Income Plan (the “Current ECRIP” and, together with the 1985 ECRIP, the “ECRIP”), which has most of the same features as the 1985 ECRIP. All of the named executive officers are eligible for the Current ECRIP. The Current ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12% annualized, or 15.6% for those amounts eligible to receive 130% of the Moody’s rate), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement in a lump sum or in monthly installments over 2 to 20 years. Amounts deferred after December 31, 2009 are not eligible to receive 130% of the Moody’s Rate; therefore, all deferrals after December 31, 2009 accrue interest at 100% of the Moody’s Rate.

A Current ECRIP participant can defer up to 50% of his or her salary and up to 85% of his or her executive incentive. The minimum deferral of either salary or executive incentive is 6%, which results in the 3.5% maximum matching contribution on either component under the Savings and Investment Plan formula. Executives who participate in the Current ECRIP forego matching contributions under the Savings and Investment Plan, and deferrals under the Current

ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

Potential Payments upon Termination or Change in Control

The following describes the potential payments upon termination or a change of control of the Company for the named executive officers. As of December 31, 2010, the Company did not maintain any individual plans or agreements with regard to the treatment of executive officers for termination or change in control purposes. The compensation payouts described below are provided under specific plans, including the ECRIPs, the Retirement Accumulation Plan, the Nonqualified Pension Plan, the Executive Incentive Plan and the 2006 Stock Incentive Plan. These plans provide for compensation to all participants in the plans in the event of a change in control or certain termination events.

The information set forth below assumes the effective date of the termination event is the last business day of the fiscal year, December 31, 2010.

In the event of a change in control or a termination upon death, disability or retirement (defined as termination after age 62 and 10 years of service for grants prior to 2009 or (1) age 62 with 10 years of service; or (2) age 65 with 5 years of service for grants made 2009 and later), all unvested stock options held by the named executive officers would immediately vest. Only Mr. Gresh was at least age 62 as of December 31, 2010. For all other named executive officers, in the event of a termination other than upon a change in control or upon death or disability, the unvested options held on such date by the named executive officers would not vest. The following amounts are the value of unvested stock options if accelerated upon a change in control or termination, determined using the excess, if any, of $53.40 (the closing price of ITW common stock on December 31, 2010) over the option exercise price: Mr. Speer, $11,865,769; Mr. Kropp, $1,663,026; Mr. Hansen, $4,764,310; Mr. Santi, $3,579,855; and Mr. Gresh, $1,905,736.

In the event of a change in control, all PRSU’s would immediately vest and be paid in cash. In the event of termination upon death or disability, all PRSU’s would immediately vest. In the event of termination upon retirement (defined as termination after (1) age 62 with 10 years of service or (2) age 65 with 5 years of service), subject to attainment of performance goals, PRSUs granted less than one year prior to retirement will become 25% vested, and PRSUs granted more than one year prior to retirement will become 100% vested. Only Mr. Gresh was at least age 62 as of December 31, 2010; therefore, for all other named executive officers, in the event of a termination other than upon a change in control or upon death or disability, the unvested PRSU’s held on such date by the named executive officers would not vest. The following amounts are the cash value of PRSUs to be paid if accelerated upon a change in control or termination, determined using a PRSU value of $53.40 (the closing price of ITW common stock on December 31, 2010): Mr. Speer, $7,764,573; Kropp, $1,252,017; Mr. Hansen, $3,006,954; Mr. Santi, $2,405,617; and Mr. Gresh, $1,362,448.

The Executive Incentive Plan provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. If the termination of employment other than for death, disability or retirement occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. As discussed in more detail above in “Compensation Discussion and Analysis — Annual Cash Incentives,” actual amounts earned based on performance by the named executive officers in 2010 were as follows: Mr. Speer, $2,200,000; Mr. Kropp, $523,987; Mr. Hansen, $988,800; Mr. Santi, $797,632; and Mr. Gresh, $677,988.

As discussed above under the “Pension Benefits — ITW Retirement Accumulation Plan” beginning on page 42, employees meeting certain age and service conditions were entitled to the greater of the pension benefit under the pension equity formula or a benefit under the pre-2001 formula. Under any termination scenario discussed below, as of December 31, 2010, the named executive officers are eligible for the following amounts under the Pension Plan and the Nonqualified Pension Plan:

		Nonqualified
Name	Pension Plan	Pension Plan	Total

David B. Speer	$832,947	$8,974,037	$9,806,984
Ronald D. Kropp	$188,506	$320,846	$509,352
Thomas J. Hansen	$2,357,962	$4,335,136	$6,693,098
E. Scott Santi	$435,742	$1,144,708	$1,580,450
Philip M. Gresh, Jr.	$1,850,829	$1,476,455	$3,327,284

Under any termination scenario discussed below, executive officers in the ECRIP, our nonqualified deferred compensation plans, would be entitled to payments of their account balances either in a lump sum or in a series of installments they may elect with respect to distributions commencing after age 55 and the completion of at least ten years of service. Unless an ECRIP participant meeting the latter requirement elected prior to termination to defer commencement of such payments to a later date, payments commence as of the first of the month following termination.

The following amounts show the December 31, 2010 present value (calculated at a 5.05% discount rate) of the payments that would be made pursuant to the terms of the ECRIP and the named executive officers’ previous elections if their termination of employment had occurred on the last business day of the fiscal year, assuming that the average Moody’s Rate during 2010 is credited throughout the distribution period: Mr. Speer, $8,611,283; Mr. Kropp, $973,992; Mr. Hansen, $5,645,890; Mr. Santi, $902,392; and Mr. Gresh, $6,851,482.

Voluntary Termination (prior to age 55 or less than 10 years of service)

Messrs. Kropp and Santi are the only named executive officers eligible for voluntary termination. As noted above, they would be eligible to receive payments under the 2006 Stock Incentive Plan, the Executive Incentive Plan, the Pension Plan and the ECRIP.

Retirement Prior to Age 65 (minimum 55 years of age and 10 years of service)

All of the named executive officers, other than Messrs. Kropp and Santi, are eligible for retirement benefits if they retire prior to age 65 because they are at least 55 years of age and have 10 years of service. As noted above, they would be eligible to receive payments under the Executive Incentive Plan, 1996 Stock Incentive Plan, Pension Plan and the ECRIP.

Normal Retirement (65 years of age and 10 years of service)

None of the named executive officers is eligible for termination benefits for normal retirement as none has reached the age of 65.

Involuntary Not for Cause Termination

The named executive officers would be eligible to receive payments shown above, in the case of Messrs. Kropp and Santi, under “Voluntary Termination,” or in the case of each other named executive officer, under “Retirement Prior to Age 65.”

Involuntary Termination upon a Corporate Change

Under the 2006 Stock Incentive Plan and the Executive Incentive Plan, a Corporate Change is defined generally as (1) a dissolution, (2) a merger, consolidation, reorganization or similar transaction after which the stockholders immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving entity, (3) a sale of all or substantially all of the Company’s assets (specified for purposes of the 2006 Stock Incentive Plan as assets with a gross fair market value of at least 40% of the total gross fair market value of all of the Company’s assets), (4) any person or group becoming the beneficial owner of more than 30% of the outstanding ITW common stock, or (5) more than a 50% turnover in the membership of the Board of Directors under circumstances not approved by the then-current Board.

The named executive officers would be eligible to receive payments under the Pension Plan, the Nonqualified Pension Plan, and the ECRIP, as mentioned above in the event a corporate change had occurred on or prior to December 31, 2010. In addition, as set forth in the table below, under the Executive Incentive Plan, they would be entitled to a lump sum payment representing the maximum P factor and O factor awards payable for the fiscal year, and all of their unvested stock option awards received under the ITW 1996 and 2006 Stock Incentive Plans would immediately vest and all restricted stock units would immediately vest and be paid in cash.

	Executive	1996 Stock	2006 Stock
Name	Incentive Plan	Incentive Plan	Incentive Plan	Total

David B. Speer	$2,266,000	$6,409,000	$23,374,357	$32,049,357
Ronald D. Kropp	$540,750	$402,300	$3,444,592	$4,387,642
Thomas J. Hansen	$1,030,000	$2,638,500	$9,322,866	$12,991,366
E. Scott Santi	$824,000	$1,168,600	$6,923,150	$8,915,750
Philip M. Gresh, Jr.	$700,400	$1,407,200	$3,888,815	$5,996,415

Disability or Death

In the event a named executive officer becomes permanently disabled or dies, the named executive officer would be eligible for the same maximum payments as those described above under “Involuntary Termination upon a Corporate Change.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about the Company’s existing equity compensation plan, the Illinois Tool Works Inc. 2006 Stock Incentive Plan (renamed the 2011 Long-Term Incentive Plan).

(c)
Number of securities
	(a)		remaining available for
	Number of securities	(b)	future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of outstanding	exercise price of	plans (excluding
	options, warrants and	outstanding	securities reflected in
Plan Category	rights	options	column (a))

Equity compensation plans approved by security holders	21,455,132 (1)	$44.08	34,163,085

(1)	Includes directors’ deferred shares, and shares subject to RSUs and PRSUs.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

This report is submitted on behalf of the members of the Compensation Committee:

James A. Skinner, Chairman
Marvin D. Brailsford
Susan Crown
Robert S. Morrison
Pamela B. Strobel
Kevin M. Warren

Certain Relationships and Related Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation and beneficially owns approximately 10.1% of our common stock. Ms. Susan Crown and Messrs. Robert C. McCormack and David B. Smith, Jr., directors of the Company, are also directors of Northern Trust Corporation and The Northern Trust Company. In 2010, The Northern Trust Company provided the following services to the Company: credit services, treasury and investment management services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, securities lending services and broker dealer services. In addition, The Northern Trust Company serves as the trustee under the Company’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking, investment management, trustee and other administrative fees paid to The Northern Trust Company or affiliates by the Company were approximately $3.5 million in 2010.

Kevin M. Warren is President of U.S. Customer Operations for Xerox Corporation, and Anré D. Williams is President of Global Commercial Card of American Express Company, and both are directors of ITW. In 2010, ITW businesses conducted business with Xerox Corporation and American Express Company in the total amount of $1,564,520 and $4,032,982, respectively.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six independent directors, as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that all Audit Committee members are “financially literate” and meet the Securities and Exchange Commission criteria of “audit committee financial expert”. The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2011.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

We have reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s internal controls.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by AU Section 380 (Communication with Audit Committees) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Pamela B. Strobel, Chairman
Don H. Davis, Jr.
Robert C. McCormack
David B. Smith, Jr.
Kevin M. Warren
Anré D. Williams

Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has engaged Deloitte & Touche LLP to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $13,611,000 for professional services in connection with the 2010 audit, as compared with $15,223,000 for the 2009 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2010 and 2009, the Deloitte Entities billed us approximately $1,391,000 and $98,000, respectively, for audit-related services. These fees relate to work performed with respect to divestiture audits, acquisition-related due diligence and other technical accounting assistance.

Tax Fees

These fees include work performed by the Deloitte Entities for 2010 and 2009 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($2,900,000 and $2,899,000, respectively) and tax planning services, often related to our many acquisitions and restructurings ($442,000 and $211,000, respectively).

All Other Fees

There were no fees for other services rendered by the Deloitte Entities for 2010 and 2009.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the Company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP.

Advisory Vote on Executive Compensation

The Company is seeking your advisory vote on our executive compensation, as disclosed in the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, but because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company.

We believe that our executive compensation program is competitive and strongly aligned with the long-term interests of our stockholders. Our executive compensation programs support our decentralized company structure and have played a material role in our ability to drive strong financial results, as well as motivate, attract and retain a highly experienced, successful management team. These programs have been designed to promote a performance-based culture. At least 83% of each of our named executive officers’ 2010 compensation was performance based, with the majority of performance based compensation being in the form of long-term incentives. The Company has in the past sought and obtained stockholder approval of our incentive plan performance metrics. Our incentive programs are directly linked to key Company metrics such as income, revenue growth, return on invested capital, strategic long-term objectives of the Company and importantly, ITW’s stock price performance.

Our executive team has successfully managed the Company through the recent dramatic economic downturn. In 2010, total revenues increased 14% and diluted income per share from continuing operations increased 57% over the prior year period. Our Company is again poised to continue its long-standing tradition of excellence and consistent performance for our stockholders, our customers, and the communities in which we operate through a globally diverse and engaged workforce.

Maintaining a high level of corporate governance over our executive pay programs is important to us. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are consistent with our values and within the norm of a range of market practices. As a result, the Company has made a number of changes over the years to its executive compensation programs, including a number of governance enhancements mentioned in this proxy statement. Recent examples of actions taken include:

•	Base Pay

○	For 2010, executives received 3% salary increases (after freezing base salaries in 2009 at January 2008 levels).

•	Annual Incentive Plan

○	For 2009, due to the extreme adverse economic conditions, the year-over-year income growth component of our annual cash incentive awards was replaced with a performance goal measured against our 2009 annual plan target income, and the maximum payout for elected officers was reduced to 53% from 100%;

○	For 2010,we returned to a year-over-year income growth measure with a 100% maximum payout; and

○	In 2011, we changed the payment provisions upon change in control of the Company effective for awards made after March 1, 2011. First, payment would only occur following both a change in control and termination of employment (a “double-trigger”), and second, the payment amount was changed to payment at Target (or actual achievement, if greater) from payment at Maximum award levels.

•	Long-Term Incentive Plan

○	For 2009, we added performance-based restricted stock units to the mix of our long-term incentives;

○	For 2010, we added a cash-based company-wide growth component based on revenue growth and return on invested capital goals with 3-year performance cycles; and

○	For 2011, we amended the plan to change from single trigger vesting to “double trigger” vesting upon a change in control for awards that are replaced or continued, prohibit the Company’s purchase of underwater options, add a 10-year term limit on SARs, add a provision that interest/dividends (other than quarterly cash dividends on service-based vested stock grants) on shares subject to outstanding grants are subject to the same vesting and performance requirements as the underlying grant, and add minimum 3-year vesting on restricted full-value stock awards (1-year if performance based).

•	Policies

○	For 2010, we adopted an anti-hedging policy on Company stock applicable to key employees; and

○	For 2011, we adopted an incentive payment recoupment policy (a “clawback”), increased the guideline for stock ownership for the CEO to six times base salary from five, and created a double trigger change in control severance policy by providing our officers severance at two times annual cash compensation (base salary plus average annual incentive) upon an actual or constructive termination following a change in control, with no tax gross-ups.

•	Retirement Benefits and Perquisites:

○	For 2010, we eliminated the above-market interest returns on new deferrals under our nonqualified deferred compensation program; and

○	Our executives received no perquisites.

The Compensation Committee of our Board of Directors has overseen the development of our executive compensation programs, which is more fully described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement. We encourage you to closely review this information before voting on the compensation we paid to our named executive officers in 2010. We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and values that have served us well for nearly 100 years.

We ask our stockholders to approve the compensation of our named executive officers by voting “FOR” the following resolution:

Resolved, that the compensation of the named executive officers of Illinois Tool Works Inc. (the “Company”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under “Compensation Discussion and Analysis,” in the Summary Compensation Table, the related compensation tables and the related narrative disclosures in the Company’s proxy statement for its 2011 Annual Meeting, is hereby approved.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers.

Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

The Company is seeking input from our stockholders with regard to the frequency of future stockholder advisory votes on our executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules. In particular, we are asking whether the advisory vote should occur every one, two or three years. The Board considered the merits of both a triennial vote and an annual vote and concluded that, although there is merit to a triennial vote, it would recommend that the stockholders approve an annual advisory vote.

The merits of a triennial vote as discussed by the Board include the belief that a triennial vote would encourage long-term pay practices and discourage short-term thinking and reactions to extraordinary events and short-term changes in stock prices. In addition, the Company emphasizes three-year performance cycles in the grants of its Performance Restricted Stock Units and its long-term cash incentive awards, and a triennial vote would align with this three-year approach. A triennial vote would also provide sufficient time for the Compensation Committee to evaluate the results of the stockholder vote and to seek and analyze feedback before determining whether changes to our compensation program should be made.

While the Company emphasizes three-year performance cycles in its long-term compensation grants, the Board recognizes that compensation decisions regarding salary, incentive bonus, stock options and awards of long-term grants are made annually and that an annual vote would provide feedback for our Compensation Committee that can be taken into account each year when making compensation decisions and setting our compensation philosophy, policies and practices. An annual advisory vote is also consistent with our practice of open dialog with our stockholders. On balance, the Board determined that holding an advisory vote on executive compensation every year is the appropriate policy for the Company at this time, and recommends that stockholders vote to approve an annual advisory vote. Stockholders should note, however, that because the advisory vote on executive compensation occurs after compensation decisions are made for the compensation year, and because the elements of our compensation programs are designed to operate in an integrated manner and to complement one another, it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Your vote on frequency is non-binding on the Board. Stockholder approval of any particular frequency vote (i.e., one, two or three years) will not require the Company to implement an advisory vote on executive compensation at that frequency. Although non-binding, the Board and the Compensation Committee value the views of the Company’s stockholders and will carefully consider the outcome of the frequency vote. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends a vote for a frequency of “ONE YEAR” for future non-binding stockholder votes on executive compensation.

The proxy card provides stockholders with four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.

Approval of Illinois Tool Works Inc. 2011 Cash Incentive Plan

The Board of Directors adopted the Illinois Tool Works Inc. Cash Incentive Plan (the “Cash Incentive Plan”) on December 10, 2010, subject to the approval of our stockholders. The Cash Incentive Plan is intended to optimize the tax deduction for performance-based awards to executives who are subject to the limits on the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. If the Cash Incentive Plan is approved by our stockholders, the executive officers who are selected by the Compensation Committee each year to participate in the Cash Incentive Plan will receive their cash incentive awards, if any, under the Cash Incentive Plan instead of ITW’s existing plans. It is the intention of the Compensation Committee that cash incentive bonus amounts under the Cash Incentive Plan will be adjusted to the level of bonus that the participants would have received under the Company’s existing plans.

The Board of Directors recommends that you approve the Cash Incentive Plan because using the Cash Incentive Plan will help assure that the Company will be able to receive the optimal tax deduction for performance-based cash awards.

The following summary of the Cash Incentive Plan describes the material features of the plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Cash Incentive Plan, which is attached as an Appendix to this proxy statement.

The Cash Incentive Plan Generally

Section 162(m) of the Internal Revenue Code, or Section 162(m), limits the deductibility of certain executive compensation paid to the Company’s Chief Executive Officer and the four highest compensated officers (other than the Chief Executive Officer), as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934. An exemption from this limitation (the Performance Exemption) applies to “performance-based compensation,” as defined in the regulations under Section 162(m). The purpose of the Cash Incentive Plan is to advance the interests of the Company by providing a means to pay performance-based short and long-term incentive cash compensation designed to qualify for the Performance Exemption under Section 162(m) to those employees upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations.

Although cash incentives awarded to executives in prior years have been based on attainment of performance targets, the Company believes that the Cash Incentive Plan will provide more certainty with respect to satisfying the technical requirements for deduction as performance-based compensation under Section 162(m). If the Cash Incentive Plan is approved by stockholders, we expect that performance-based short and long-term incentive cash compensation under the Cash Incentive Plan will be fully deductible for federal income tax purposes. Accordingly, the Board of Directors has determined that it is in the best interests of ITW and its stockholders that the Cash Incentive Plan be adopted.

Cash Incentive Plan Administration

The Cash Incentive Plan is administered by the Compensation Committee. The Committee has the authority to construe and interpret the Cash Incentive Plan and make the determinations necessary for administration of the Cash Incentive Plan. To the extent required to comply with Section 162(m) and related regulations, each member of the Compensation

Committee must qualify as an “outside director” (as defined under Section 162(m)) for purposes of the Performance Exemption. The Compensation Committee has the power to delegate certain of its administrative responsibilities to appropriate individuals or committees, to the extent permitted under the Performance Exemption.

Eligibility

While the Cash Incentive Plan may be used to grant performance-based awards to any employee of the Company or any of its domestic subsidiaries and to any employee, officer or director of any of its foreign subsidiaries, the Compensation Committee intends that grants under the Cash Incentive Plan will be made to those individuals who may be subject to the 162(m) deductibility limitations. Initially, only elected officers of the Company (approximately 18 individuals) are expected to receive grants under the Cash Incentive Plan, and the Company anticipates that a comparable number of individuals will be selected for awards in the future.

Awards under the Cash Incentive Plan

In order for the Committee to make an award under the Cash Incentive Plan, it must establish the terms and conditions of the award within the time period required by the Performance Exemption (generally, within 90 days after the beginning of the applicable performance period), including the following:

•	The applicable performance goal or goals (see “Performance Goals” below) and the performance period during which they must be achieved;

•	The formula by which the amounts payable will be determined, based upon the achievement of the performance goal or goals;

•	The consequences of a termination of employment during the applicable performance period; and

•	The consequences of a change in control during the applicable performance period.

A cash payment generally may be made pursuant to an award only upon the achievement of the applicable performance goal or goals. The Compensation Committee may provide that achievement of the goals will be waived in whole or in part upon the death or disability of the participant, in the event of a change in control, or such other event as the Compensation Committee may deem appropriate provided they do not cause the award to cease to qualify for the Performance Exemption. The Performance Exemption currently permits such waivers only upon a change in control or the participant’s death or disability.

Awards under the Cash Incentive Plan are not transferable, except upon death.

Maximum Award Limits

In order to meet the requirements of the Performance Exemption, the Cash Incentive Plan imposes the following limitations. The maximum number of performance periods that end in any single calendar year for which any one participant will be eligible to earn awards is three; and the maximum amount of cash that may be paid pursuant to any single award is $5 million times the number of years and fractions in the performance period.

Performance Goals

The performance goals for awards under the Cash Incentive Plan may be based upon the attainment of specified levels of one or more of the following criteria: generation of free cash, earnings per share, revenues, market share, stock price, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, diversity, safety record, acquisition activity, management succession planning, improved asset management, improved operating margins, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling SEC or environmental issues, manufacturing efficiencies, system review and improvement, service reliability and cost management, operating expense ratios, total stockholder return, return on sales, return on equity, return on invested capital, return on assets, return on investment, net income, operating income, and the attainment of one or more performance goals relative to the performance of other corporations.

Tax Consequences

Generally, a participant will include the value of Cash Incentive Plan bonus in his or her taxable income when it is received by the participant. We have adopted the Cash Incentive Plan to enable us to receive a full tax deduction at the time the participant recognizes taxable income. We have the right to withhold from any payment under the Cash Incentive Plan the amount necessary to satisfy any applicable withholding required under the tax laws.

Amendment and Termination

The Cash Incentive Plan may be terminated by our Board of Directors, and awards may be amended by the Committee, without stockholder approval. However, no amendment or termination may adversely affect outstanding awards without the consent of the affected grantee, unless the amendment does not materially decrease the value of the award or is made to comply with applicable law, stock exchange rules or accounting rules or with any Company policy regarding the recovery of erroneously awarded compensation. In no event, however, may any award be amended in any manner that would cause it to cease to qualify for the Performance Exemption. The Cash Incentive Plan requires that the criteria for the performance goals be submitted to the Company’s stockholders for reapproval as required to meet the Performance Exemption.

Estimate of Benefits

Because amounts payable under the Cash Incentive Plan are based on performance goals that are determined each year at the discretion of the Compensation Committee, and because the Committee has discretionary authority to reduce the amount of any incentive otherwise payable under the Cash Incentive Plan, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person under the Cash Incentive Plan. However, the Compensation Committee intends that if the performance goals under the Cash Incentive Plan are met, the maximum payout of $5 million for each year in the performance cycle will be adjusted downward to the amount that the executive would have received under the Company’s existing plans.

The following table shows the 2010 benefits under our existing plans as annual cash incentives and long-term cash incentive grants. These amounts represent the benefits that would have been received under the Cash Incentive Plan had it been in effect for the 2010 fiscal year.

		2010 Long-Term
		Cash
		Incentive Grant
	2010 Annual	at Maximum
Name and Position	Cash Incentive	Payout(1)

David B. Speer, Chairman and Chief Executive Officer	$2,200,000	$1,699,500
Ronald D. Kropp, Senior Vice President & Chief Financial Officer	$523,987	$405,563
Thomas J. Hansen, Vice Chairman	$988,800	$579,375
E. Scott Santi, Vice Chairman	$797,632	$463,500
Philip M. Gresh, Jr., Executive Vice President	$677,987	$393,975
All Executive Officer Participants as a Group (18 persons)	$12,120,045	$7,799,190
All Directors who are not Executive Officers	$ - 0 -	$ - 0 -
All Plan Participants (Other than Current Executive Officers)	(2)	(2)

(1)	Amounts shown represent the payouts at the end of the 3-year performance period assuming achievement at the maximum performance level.
(2)	No employees other than executive officers are anticipated to participate in this plan.

Change in Control

There are no provisions in the Cash Incentive Plan governing the payment of any awards upon a “change in control” of the Company (as defined in the Cash Incentive Plan) during the performance period for an award unless the Committee determines otherwise in connection with the grant of a particular award. The Committee expects that the participants in the Cash Incentive Plan will receive severance payments to the extent provided in the Illinois Tool Works Inc. 2011 Change-in-Control Severance Compensation Policy.

Performance Exemption

Stockholder approval of the criteria for performance goals, eligible participants and maximum award amounts under the Cash Incentive Plan is required for the awards to satisfy the requirements of the Performance Exemption from the limitation on deductibility of certain executive compensation under Section 162(m). Approval of the Cash Incentive Plan at the 2011 Annual Meeting will satisfy this stockholder approval requirement.

The foregoing summary is qualified in its entirety by the full text of the Cash Incentive Plan, attached as an Appendix to this proxy statement.

Recommendation of the Board of Directors

If stockholders do not approve the Cash Incentive Plan, management and the Compensation Committee will examine all of the available alternatives, including but not limited to paying cash incentive compensation under other arrangements that do not qualify for the Performance Exemption.

The Board of Directors unanimously recommends a vote “FOR” the proposal to adopt the Illinois Tool Works Inc. 2011 Cash Incentive Plan.

Re-Approval of the Performance Factors and Award Limits Under the 2011 Long-Term Incentive Plan

The Company is asking you to reapprove the performance criteria under which certain grants will be made and the maximum amount of those grants under the Illinois Tool Works Inc. 2011 Long-Term Incentive Plan, or the LTIP.

Background

As stated under “Approval of Illinois Tool Works Inc. 2011 Cash Incentive Plan,” Section 162(m) limits the deductibility of certain executive compensation paid to the Company Chief Executive Officer and the four highest compensated officers (other than the Chief Executive Officer), but an exemption from this limitation (the Performance Exemption) applies to “performance-based compensation,” as defined in the regulations under Section 162(m). The Board of Directors has determined that it is in the best interests of ITW and its stockholders that certain awards paid under the LTIP be eligible to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code so that they are exempt from Section 162(m) limits on the deductibility of compensation.

The regulations under Section 162(m) require that, in order for performance-based awards other than options and stock appreciation rights to continue to qualify for the Performance Exemption, stockholders must approve the performance criteria for performance-based awards every five years. The performance criteria for performance-based awards other than stock options and stock appreciation rights under the LTIP were approved in 2006 when the plan was approved by our stockholders. We are asking for your reapproval of the performance criteria this year.

The LTIP permits grants of incentives in the form of stock options, restricted stock units, performance units and stock awards. The vesting of restricted stock units and restricted stock awards may be subject to the attainment of performance goals. Similarly, the Committee may grant performance units, payable in cash or stock, which the participant earns to the extent that performance goals are attained. Restricted stock units, restricted stock awards and performance units that are subject to the attainment of performance goals are referred to generally as performance-based grants or performance-based awards.

Performance Goals

Performance-based grants under the LTIP are subject to the achievement of performance objectives based upon one or more of the following criteria: generation of free cash, earnings per share, revenues, market share, stock price, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, diversity, safety record, acquisition activity, management succession planning, improved asset management, improved operating margins, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling SEC or environmental issues, manufacturing efficiencies, system review and improvement, service reliability and cost management, operating expense ratios, total stockholder return, return on sales, return on equity, return on invested capital, return on assets, return on investment, net income, operating income, and the attainment of one or more performance goals relative to the performance of other corporations.

The LTIP states that in establishing performance goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes and other unusual or nonrecurring items, asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis.

Eligible Employees and Maximum Awards

Grants under the LTIP may be made to any employee of the Company or any of its subsidiaries. In 2011, grants were made to approximately 687 participants under the LTIP. Currently, there are approximately 871 participants with outstanding awards granted under the LTIP. From 2009 through 2011, performance-based awards of restricted stock units (called PRSUs) and performance-based long-term cash incentive awards (called CGP grants or CGP awards) were granted to 73 individuals. The Compensation Committee anticipates that a comparable number of individuals will be selected for performance-based grants in the future.

For PRSUs, performance units payable in stock, and performance-based restricted stock awards, the maximum number of shares of ITW stock that may be issued to a participant in any calendar year with respect to each type of grant is 500,000. For performance units payable in cash, the maximum amount payable to a participant in any calendar year is $5,000,000.

Description of Long-Term Incentive Plan

The LTIP was amended and restated by the Board effective January 1, 2011 in order to: (i) change the vesting provisions upon a change in control to a double trigger from a single trigger for awards that are replaced or continued in connection with a change in control, (ii) prohibit the purchase of underwater options, (iii) provide that awards under the plan are subject to any Company policy regarding the recovery of erroneously awarded incentive-based compensation, (iv) restrict dividends and other distributions on stock awards to the same extent that restrictions apply to the underlying awards unless otherwise provided by the Committee, (v) impose a minimum vesting period of three years for restricted stock awards (one year for performance-based stock awards), (vi) impose a maximum term of 10 years for stock appreciation rights, (vii) change the limitation on options that may be granted in any calendar year to a single participant to 1,000,000 from 500,000, (viii) provide that upon a stock split, stock dividend or similar event the maximum share or unit limitations contained in the LTIP shall be equitably adjusted, (ix) change the name of the plan to the Illinois Tool Works Inc. 2011 Long-Term Incentive Plan, and (x) make other non-material changes relating to plan administration or clarification. The description of the LTIP contained herein describes the LTIP, as amended and restated.

The following description of LTIP describes the material features of the plan; however, it is not complete, and you should not rely solely on it for a detailed description of each aspect of the plan. The full text of the plan document is filed with the Securities and Exchange Commission along with this proxy statement. Stockholders are encouraged to review the plan document carefully.

The Compensation Committee administers the plan, approves key employees for participation and determines the timing and amount of awards. With respect to participants who are not subject to Section 16 of the Securities Exchange Act of 1934, the Compensation Committee may delegate such authority to the Chief Executive Officer or other officer it deems appropriate with respect to grants under the LTIP other than stock awards.

The number of shares of ITW common stock that may be issued under the LTIP is 70,000,000. This represents approximately 14% of the outstanding shares as of March 8, 2011. As of February 11, 2011, there were approximately 23,125,316 shares subject to outstanding options, RSUs, PRSUs and directors’ deferred shares, and approximately 31,680,610 shares reserved for issuance pursuant to future grants. The number of shares of ITW common stock issued and outstanding on March 8, 2011 was 498,664,852. Shares from outstanding awards that terminate, expire or become forfeited, and shares surrendered or withheld in payment of the exercise price of a stock option, or in satisfaction of any tax liabilities resulting from an award, shall not be added to the aggregate number of shares available for subsequent issuance under the LTIP. In the event of any change in the outstanding shares of ITW common stock by reason of a stock dividend or split, share combination, recapitalization, reclassification or similar event affecting the capital structure of the Company, the number of shares reserved for issuance, the aggregate number of shares of common stock subject to each outstanding award, the fair market value applicable to each outstanding award, and the maximum share or unit limitations set forth in the LTIP will be appropriately adjusted by the Compensation Committee.

No award granted under the LTIP may be transferred, except by will, the laws of descent and distribution, a valid beneficiary designation, a qualified domestic relations order, or as may be permitted by the Compensation Committee with respect to a stock option (other than an incentive stock option).

Stock Options. Options, including incentive stock options satisfying Internal Revenue Code (the “Code”) requirements, may be granted under the LTIP under terms and conditions established by the Compensation Committee. Options must have an exercise price of not less than the fair market value of ITW common stock (the closing market price) on the date of grant and must expire no later than ten years from the date of grant. Options for more than 1,000,000 shares of common stock may not be granted in any calendar year to any participant. The exercise price of a stock option may be paid in cash, through the surrender of previously acquired shares of ITW common stock, by any other method approved by the Compensation Committee, or through a combination of the foregoing. The LTIP prohibits the re-pricing of an outstanding stock option, and the purchase by the Company of any option if its exercise price is above the fair market value at the date of purchase.

Stock Awards. Awards of ITW common stock to employees and non-employee directors may be made on terms and conditions established by the Compensation Committee, including restrictions as to vesting or transferability of the award. ITW officers may elect to convert up to 50% of their bonuses, and non-employee directors may elect to convert all or any portion of their fees, into shares of ITW common stock to be issued to them under the LTIP. The number of shares to be issued to the officer or non-employee director who so elects is determined by dividing the dollar amount of the bonus or fee subject to the election by the fair market value of ITW common stock on the date the bonus or fee otherwise would have been paid in cash to the key employee or director. Stock awards for more than 500,000 shares of ITW common stock may not be granted in any calendar year to any participant. Stock awards may be in the form of restricted stock, which may not be sold until the lapse of a specified restriction period or satisfaction of other conditions specified by the Compensation Committee. If the Committee intends a restricted stock award to qualify as performance-based compensation under Code Section 162(m), those restricted shares will vest on the attainment of performance goals as described under “Performance Units” below. Unless otherwise provided in the terms of a grant, any dividends or distributions on unvested restricted stock are subject to the same restrictions applicable to the unvested shares of restricted stock.

Performance Units. The Compensation Committee may award performance units that are earned to the extent performance goals are attained. The Committee will establish in writing the target cash value or number of shares of ITW common stock for each performance unit award, the duration of the performance period and the specific performance goals. If the Committee intends for performance units to qualify as performance-based compensation under Code Section 162(m), the participant’s performance goals will be established by the Committee prior to, or within 90 days following, the commencement of the applicable performance period. The performance goals are based on one or more objective criteria, and the Compensation Committee may exclude the effect of objectively determinable accounting changes or other items, as described under “Performance Goals” above. Following the performance period, the Committee will determine the extent to which performance goals have been met and compute the payment to be received by each participant. For performance unit awards intended to qualify as performance-based compensation under Code Section 162(m), the maximum amount payable in cash to a participant in any calendar year is $5,000,000, and the maximum number of shares of ITW common stock that may be issued to a participant in any calendar year is 500,000.

Restricted Stock Units. RSUs may be granted under terms and conditions determined by the Compensation Committee including, but not limited to, provisions for (i) the vesting of the units, (ii) the lapse of restrictions in the event of death, disability, retirement or other specified event, and (iii) the payment of vested units in the form of an equivalent number of shares of ITW common stock or cash. Additional RSUs are not credited to participants with respect to his or her current RSUs to reflect dividends paid to stockholders with respect to their ITW common stock unless specifically set forth in the terms of the grant. If the Compensation Committee intends that a grant of RSUs qualify as performance-based compensation under Code Section 162(m), those units (PRSUs) will vest upon the attainment of performance goals as described in “Performance Units” above. RSUs will confer no stock ownership rights unless and until they have vested and been paid in the form of shares; and if the Compensation Committee provides in any grant of a RSU that the participant is entitled to receive dividend equivalents in the form of cash credits, any such dividend equivalents on unvested RSUs are subject to the same restrictions (including any performance goals) as the related unvested RSU. Upon the vesting of a participant’s RSUs, the participant receives a share of ITW common stock with respect to each vested RSU, with any fractional unit to be paid in cash based on the fair market value of ITW common stock on the distribution date. If the Compensation Committee determines in its sole discretion that a participant’s vested RSUs shall be paid in cash, the amount of cash is determined by multiplying the number of vested units by the fair market value of ITW common stock on the distribution date. With respect to those RSUs intended to qualify as performance-based compensation under Code Section 162(m), the maximum amount payable in cash to a participant in any calendar year is $5,000,000, and the maximum aggregate number of shares of ITW common stock that may be issued to a participant in any calendar year is 500,000.

Stock Appreciation Rights. Stock appreciation rights may be granted in connection with a stock option or may be granted independently, and must expire no later than ten years from the date of grant. Stock appreciation rights for more than 500,000 shares of ITW common stock may not be granted in any calendar year to any participant. The holder of a stock appreciation right receives upon exercise or, if applicable, on the date the related stock option is surrendered, an amount of cash or shares of ITW common stock not exceeding the excess of the fair market value on the exercise date over the fair market value on the grant date, multiplied by the number of shares covered by the right.

Corporate Change. In the event of a “corporate change”, all awards other than long-term cash incentive grants that have not been replaced with awards of equivalent value and type will immediately vest in full, be free of restrictions, and be deemed to be earned and immediately payable in an amount equal to the full value of the award. All long-term cash incentive grants that are not replaced or continued shall be deemed to be earned and immediately payable in an amount equal to the value of such awards, payable at the target amount (or actual achievement, if greater) and prorated through the date of the corporate change. To the extent that awards under the LTIP are continued or replaced with awards of equivalent value after a “corporate change”, such awards will not vest unless within two years of the corporate change, the participant’s employment is (i) terminated by the Company other than for cause, or (ii) by the participant for good reason. A “corporate change” is defined generally as a change in control of the Company due to (i) dissolution, (ii) merger, consolidation, reorganization or similar transaction after which the stockholders immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving entity, (iii) sale of ITW’s assets having a gross fair market value of at least 40% of the total gross fair market value of all of ITW’s assets, (iv) any person or group acting in concert, other than descendants of Byron L. Smith and related trusts, becoming the beneficial owner of more than 30% of the Company’s outstanding common stock, or (v) the composition of the Board changing by more than 50%.

Forfeiture. Except for grants of awards that become vested due to a corporate change, the Compensation Committee may immediately forfeit an award, whether vested or unvested, if required by applicable law or stock exchange rule, or if the participant (i) competes with the Company, (ii) engages in gross misconduct or conduct that is against the business interests of the Company, or (iii) shall at any time divulge confidential Company information to other persons. In addition, any award granted after January 1, 2011 is subject to forfeiture in whole or in part in order to comply with any Company policy regarding the recovery of erroneously awarded incentive-based compensation.

Amendment or Termination. The Board may at any time amend or terminate the LTIP as it deems advisable and in ITW’s best interests; provided, that except as otherwise provided in the LTIP, no amendment or termination may adversely affect the rights of any participant under any outstanding award in any material way without his or her consent, and no amendment may be made without stockholder approval if stockholder approval is required by law or stock exchange rule. No awards shall be granted under the LTIP on or after February 10, 2016.

If the Compensation Committee grants performance-based awards and complies with the other procedures required by the Performance Exemption, those awards should qualify for the Performance Exemption. It is possible, however, that in some cases, awards under the LTIP that are intended to qualify for the Performance Exemption may not so qualify, or the Committee may exercise its discretion to make awards that do not qualify for the Performance Exemption.

The Board of Directors recommends that you vote “FOR” approval of the performance goals and maximum award limits described above for performance-based awards under the Illinois Tool Works Inc. 2011 Long-Term Incentive Plan.

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.	Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.	Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III. Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member(1) is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

(1) For purposes of this Item 3 only, the term “immediate family member” shall mean a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

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4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold(2).

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.	Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

(2) In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

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ILLINOIS TOOL WORKS INC. 2011 CASH INCENTIVE PLAN
(Approved by the Board of Directors on December 10, 2010)

Illinois Tool Works Inc., a Delaware corporation (the “Company”), established the Illinois Tool Works Inc. 2011 Cash Incentive Plan (the “Plan”), subject to approval by the Company’s stockholders at the Annual Meeting. This Plan is effective as of the date of stockholder approval.

Section 1.	Purpose

The purpose of this Plan is to advance the interest of the Company by providing a means to pay performance-based short-term and long-term incentive cash compensation designed to qualify for the Section 162(m) Exemption (as defined below) to those employees upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. It is anticipated that the opportunity to earn such cash compensation will stimulate the efforts of such employees on behalf of the Company, strengthen their desire to continue in the service of the Company, prove attractive to promising new employees and assist the Company in attracting such employees. It is intended that compensatory awards to employees based on equity securities of the Company will be granted under the Company’s 2011 Long-Term Incentive Plan and any successors thereto, rather than under this Plan.

Section 2.	Definitions

As used in this Plan and in connection with any Award, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Affiliate Service” means a Participant’s Company Service plus the Participant’s aggregate number of years of employment with any Subsidiary during the period before it became a Subsidiary, unless the Committee determines otherwise in connection with an entity’s becoming a Subsidiary.

(b) “Award” means the opportunity to earn cash compensation under this Plan, subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Company” has the meaning specified in the first paragraph.

(g) “Company Service” means the Participant’s aggregate number of years of employment with the Company and its Subsidiaries during periods when those entities were Subsidiaries.

(h) “Corporate Change” means any of the following: (i) the dissolution of the Company; (ii) the merger, consolidation or reorganization of the Company with any other corporation, or any similar transaction, after which the holders of Common Stock of the Company immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving or resulting entity; (iii) the sale to any person or entity, other than a wholly owned subsidiary, of Company assets having a total gross fair market value of at least 40% of the total gross fair market value of all Company assets; (iv) any entity, person or group of persons acting in concert, other than descendants of Byron L. Smith and trusts for the benefit of such descendants, becomes the beneficial owner, directly or indirectly, of more than 30% of the outstanding Common Stock; or (v) the individuals who, as of the close of the most recent annual meeting of the Company’s stockholders, are members of the Board (the “Existing Directors”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election, by the Company’s stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either (i) a stockholder nomination pursuant to Rule 14a-11 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto, or (ii) an actual or threatened solicitation of proxies by or on behalf of anyone other than the Board.

(i) “Disability” means a “disability” within the meaning of the Company’s Savings and Investment Plan, as amended from time to time, or other retirement plan applicable to the Participant.

(j) “Disaffiliation” of a Subsidiary means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary).

(k) “Effective Date” means the date of stockholder approval at the Company’s 2011 Annual Meeting.

(l) “Participant” means any employee of the Company or its Subsidiaries who has been granted an Award.

(m) “Performance Goal” means any one or more of the following objective criteria: generation of free cash, earnings per share, revenues, market share, stock price, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, diversity, safety record, acquisition activity, management succession planning, improved asset management, improved operating margins, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling SEC or environmental issues, manufacturing efficiencies, system review and improvement, service reliability and cost management, operating expense ratios, total stockholder return, return on sales, return on equity, return on invested capital, return on assets, return on investment, net income, operating income, and the attainment of one or more performance goals relative to the performance of other corporations.

(n) The “Performance Period” for an Award means the period of time for the measurement of the extent to which the applicable Performance Goals are attained.

(o) “Plan” means this Illinois Tool Works Inc. 2011 Cash Incentive Plan.

(p) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(q) “Subsidiary” means any entity in which the Company directly or through intervening subsidiaries owns 50% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 50% or more interest in the capital and profits.

(r) “Termination of Employment” of a Participant means the termination of the Participant’s employment with the Company and the Subsidiaries. A Participant employed by a Subsidiary also shall be deemed to incur a Termination of Employment if there occurs a Disaffiliation of that Subsidiary, unless either (i) the Participant is, immediately after the Disaffiliation, an employee of the Company or one of the remaining Subsidiaries, or (ii) in connection with the Disaffiliation, the Awards held by the Participant are assumed, or replaced with new awards, by the former Subsidiary or an entity that controls the former Subsidiary following the Disaffiliation.

Section 3.	Administration

(a) This Plan shall be administered by the Committee. To the extent required to comply with Code Section 162(m) and the related regulations, each member of the Committee shall qualify as an “outside director” as defined or interpreted for purposes of the Section 162(m) Exemption. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan, to establish the terms and conditions of Awards, to determine the recipients of Awards and the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid, and to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan. The Committee may delegate any or all of its administrative duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, but no such delegation shall be made to the extent it would cause an Award not to qualify for the Section 162(m) Exemption.

(b) The determination of the Committee on all matters relating to this Plan and all Awards shall be made in its sole discretion, and shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

Section 4.	Eligibility; Maximum Awards

Awards may be granted to any employee of the Company or any of its domestic Subsidiaries, and to any employee, officer or director of any of the Company’s foreign Subsidiaries. The maximum amount of cash that may be payable with respect to any one Award shall be $5 million times the number of years and fractions thereof in the applicable Performance Period. The maximum number of Performance Periods that end in any single calendar year for which any one Participant shall be eligible to earn Awards shall be three.

Section 5.	Establishment of Awards

(a) Basic Terms of Awards. In connection with the grant of each Award, the Committee shall, within the time period required to qualify for the Section 162(m) Exemption, (i) determine the Performance Goal(s) and Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based upon achievement of the applicable Performance Goal, (iii) determine the consequences of the Participant’s Termination of Employment for various reasons or the Participant’s demotion or promotion during the Performance Period, (iv) specify the consequences of a Corporate Change during the Performance Period and (v) establish such other terms and conditions for the Award as it may deem appropriate.

(b) Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes and other unusual or nonrecurring items, asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

(c) A cash payment may be made to a Participant pursuant to an Award only upon the achievement of the applicable Performance Goal(s), except that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived in whole or in part upon the death or Disability of the Participant, in the event of a Corporate Change, or such other event as the Committee may deem appropriate. Notwithstanding the foregoing, however, the Committee may not exercise any discretionary authority it may otherwise have under this Plan with respect to an Award, in any manner to waive the achievement of the applicable Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Award to cease to qualify for the Section 162(m) Exemption. Further, the Committee has discretion to reduce any cash payment as it deems appropriate, except as otherwise provided in the grant. Any payment made to a Participant pursuant to an Award shall be made no later than March 15 of the calendar year following the last day of the applicable Performance Period.

Section 6.	Non-Transferability

Awards granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution.

Section 7.	Withholding Taxes

The Company may withhold or cause to be withheld from any or all cash payments made under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related thereto.

Section 8.	Funding

Benefits payable under this Plan to any person shall be paid directly by the Company or a Subsidiary. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

Section 9.	No Employment Rights

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Participant the right to remain employed by the Company or any of its Subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate any of its employee benefit plans.

Section 10.	Nature of Payments

Any and all grants of Awards and payments of cash hereunder shall constitute special incentive payments to the Participant, other than payments pursuant to Awards with Performance Periods of one year or less, and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining any pension, retirement, death or other benefits under (a) any qualified, non-qualified or supplemental pension, retirement or profit-sharing plan of the Company or any of its Subsidiaries, (b) any bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries, or (c) any agreement between the Company or any Subsidiary, on the one hand, and the Participant, on the other hand, except as such plan or agreement shall otherwise expressly provide. Without limiting the generality of the foregoing, payments of cash hereunder may be deferred under any such plan if and to the extent such plan so provides.

Section 11.	Non-Uniform Determinations

The Committee’s determinations under this Plan need not be uniform, and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Participants, (b) the terms and provisions of Awards, and (c) the treatment of Terminations of Employment.

Section 12.	Amendment and Termination of this Plan and Awards; Forfeiture

The Board may from time to time in its discretion amend or modify this Plan or Awards or terminate the Plan without the approval of the stockholders of the Company, and the Committee may amend Awards; provided that, subject to the Committee discretion described in Sections 5(c) and except as provided in the next two sentences, no such amendment or termination shall adversely affect any previously-granted Award without the consent of the Participant. Notwithstanding the foregoing, any Award is subject to forfeiture (and the Board may from time to time amend this Plan or Awards, and the Committee may from time to time amend Awards) without the consent of affected Participants: (a) to comply with applicable law, stock exchange rule or accounting rule, or (b) to comply with any Company policy regarding the recovery of erroneously awarded compensation. Further, any Award may be amended by the Board or the Committee to make changes that do not materially decrease the value of such Awards. In no event may any Award be amended in any manner that would cause it to cease to qualify for the Section 162(m) Exemption. The material terms of the performance goals under the Plan (as defined or interpreted for purposes of the Section 162(m) Exemption) shall be submitted to the Company’s shareholders for re-approval as required, and at such times as are required, for Awards to qualify for the Section 162(m) Exemption.

Section 13.	Controlling Law

The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

ILLINOIS TOOL WORKS INC. 2011 LONG-TERM INCENTIVE PLAN
(Approved by the Board of Directors December 10, 2010)
(Effective January 1, 2011)
Section 1. Purpose.
     The purpose of the Illinois Tool Works Inc. 2011 Long-Term Incentive Plan (the “Plan”) is to encourage Key Employees and Directors to have a greater financial interest in the Company through ownership of its Common Stock and/or long-term cash incentives. The Plan is an amendment and restatement of the Illinois Tool Works Inc. 2006 Stock Incentive Plan (the “2006 Plan”), and the 2006 Plan was established as an amendment and restatement of the Illinois Tool Works Inc. 1996 Stock Incentive Plan, as amended (the “1996 Plan”). The Premark International, Inc. 1994 Incentive Plan (the “Premark Plan”) was merged into the 1996 Plan effective May 9, 2003. The 2006 Plan amended and restated the 1996 Plan to merge the non-deferral provisions of the Illinois Tool Works Inc. Non-Officer Directors’ Fee Conversion Plan (the “Directors’ Fee Conversion Plan”) into the 2006 Plan, change the name of the 1996 Plan to the “Illinois Tool Works Inc. 2006 Stock Incentive Plan,” and make other desired changes. The Plan amends and restates the 2006 Plan and changes the name of the 2006 Plan to the “Illinois Tool Works Inc. 2011 Long-Term Incentive Plan” effective January 1, 2011.
Section 2. Definitions.
     Affiliate: A corporation or other entity controlled by, controlling, or under common control with, the Company.
     Board: The Board of Directors of the Company.
     Cause: A Participant’s employment shall be deemed to have been terminated for Cause if, without the written consent of the Company, the Participant (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or a Subsidiary, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company or a Subsidiary. The Company shall have the burden of proving that Cause exists. For purposes of this Plan, the Participant shall not be deemed to have been terminated for “Cause” hereunder unless (i) the Participant receives a Notice of Termination setting forth the grounds for the termination at least 30 calendar days prior to the specified Termination Date, (ii) if requested by the Participant, the Participant (and/or the Participant’s counsel or other representative) is granted a hearing before the full Board and (iii) a majority of the members of the full Board determine that the Participant violated one or more of the provisions of the definition of “Cause” set forth above.
     Code: The Internal Revenue Code of 1986, as amended.
     Committee: The Compensation Committee of the Board.

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     Common Stock: The common stock of the Company or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 10.
     Company: Illinois Tool Works Inc., a Delaware corporation, and any successor thereto.
     Corporate Change: Any of the following: (i) the dissolution of the Company; (ii) the merger, consolidation or reorganization of the Company with any other corporation, or any similar transaction, after which the holders of Common Stock immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving or resulting entity; (iii) the sale to any person or entity, other than a wholly owned subsidiary, of Company assets having a total gross fair market value of at least 40% of the total gross fair market value of all Company assets; (iv) any entity, person or group of persons acting in concert, other than descendants of Byron L. Smith and trusts for the benefit of such descendants, becomes the beneficial owner, directly or indirectly, of more than 30% of the outstanding Common Stock; or (v) the individuals who, as of the close of the most recent annual meeting of the Company’s stockholders, are members of the Board (the “Existing Directors”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election, by the Company’s stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either (i) a stockholder nomination pursuant to Rule 14a-11 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto, or (ii) an actual or threatened solicitation of proxies by or on behalf of anyone other than the Board.
     Corporate Transaction: A transaction defined in Section 10(a) as a Corporate Transaction.
     Covered Employee: A Key Employee who is or is expected to be a “covered employee” under Code Section 162(m) for the year in which an Incentive is taxable to such employee.
     Director: An individual who is a member of the Board but who is not an employee of the Company.
     Fair Market Value: The closing market price of Common Stock on the relevant date, as reported in the New York Stock Exchange section (or any successor thereto) of The Wall Street Journal, or, if no sales of Common Stock were reported for that date, on the most recent preceding date on which Common Stock was traded.
     Good Reason: Any of the following which occur without the express written consent of the Participant: (i) any material reduction in overall responsibilities, level of authority, or level of reporting (for Vice Presidents and above); (ii) any material reduction in base salary other than a reduction which is applied to all non-union employees of the Company or Subsidiary in the same dollar amount or percentage; or (iii) the Company’s or Subsidiary’s requiring the Participant to perform services at any office or location that is in excess of 50 miles from the principal location of the Participant’s work during the 90-day period immediately preceding the Corporate Change, except for travel reasonably required in the performance of the Participant’s responsibilities. Before a termination by the Participant will constitute termination for Good

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Reason, the Participant must give notice of his or her termination of employment within 90 calendar days of the occurrence of the event that constitutes Good Reason. Failure to provide such notice within such 90-day period shall be conclusive proof that the Participant shall not have Good Reason to terminate employment. For purposes of this paragraph, Good Reason shall exist only if the Company or Subsidiary fails to remedy the event or events constituting Good Reason within 30 calendar days after receipt of the notice of termination of employment from the Participant.
     Incentive Stock Option: An Option as defined in Code Section 422.
     Incentives: Options (including Incentive Stock Options), Stock Awards, Performance Units, Restricted Stock Units and Stock Appreciation Rights.
     Key Employee: An employee of the Company or a Subsidiary who has been approved by the Committee, Chief Executive Officer or other officer, as applicable, for participation in the Plan.
     Option: An option to purchase shares of Common Stock granted to a Participant pursuant to Section 5.
     Participant: A Key Employee or Director who has been granted an Incentive.
     Performance Unit: A unit representing a cash sum or a share of Common Stock that is granted to a Participant pursuant to Section 7.
     Plan: The Illinois Tool Works Inc. 2011 Long-Term Incentive Plan, as amended from time to time.
     Restricted Stock: Shares of Common Stock issued subject to restrictions pursuant to Section 6(b).
     Restricted Stock Unit: A unit representing a share of Common Stock that is granted to a Participant pursuant to Section 8.
     Stock Appreciation Right: An award granted to a Participant pursuant to Section 9.
     Stock Award: An award of Common Stock granted to a Participant pursuant to Section 6.
     Subsidiary: Any entity in which the Company directly or through intervening subsidiaries owns 50% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 50% or more interest in the capital and profits.
     Surviving Corporation: A Surviving Corporation as defined in Section 10(a).
Section 3. Administration.
     (a) Committee. The Plan shall be administered by the Committee. To the extent required to comply with Code Section 162(m) and the related regulations, each member of the

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Committee shall qualify as an “outside director” as defined therein.
     (b) Authority of the Committee. The Committee shall have the authority to approve Key Employees and Directors for participation in the Plan, to approve the number and types of Incentives and other terms and conditions, to construe and interpret the Plan, and to establish, amend or waive rules and regulations for its administration; provided, however, that with respect to Participants who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Committee may delegate such authority to the Chief Executive Officer or such other officer as it deems appropriate, except with respect to Stock Awards.
     (c) Incentive Provisions. Incentives may be subject to such provisions as the Committee shall deem advisable, which provisions may be amended by the Committee from time to time; provided that, except as otherwise specifically provided in this Plan, no such amendment may adversely affect the rights of the holder of an Incentive without his/her consent. Incentive provisions may include, without limitation, provisions for the forfeiture of, or restrictions on resale or other disposition of Common Stock acquired under, any Incentive; provisions to comply with Federal or state securities laws and stock exchange rules; provisions allowing acceleration of exercise or the lapse of restrictions in the event of death, disability, retirement or other specified event; understandings or conditions as to the Participant’s employment in addition to those specifically provided for under the Plan; and provisions allowing the deferral of the receipt of Incentives for such period and upon such terms and conditions as the Committee shall determine.
Section 4. Common Stock Subject to Plan.
     Subject to Section 10, the aggregate number of shares of Common Stock that may be issued under the Plan, consisting of shares of Common Stock authorized but unissued or treasury shares, and including shares previously reserved for issuance that have not been issued under the 2006 Plan, is 70,000,000. The number of authorized shares that may be issued in the form of Stock Awards, Restricted Stock, Restricted Stock Units and Performance Units is limited to 10,000,000 in the aggregate. In the event of a lapse, expiration, termination, forfeiture or cancellation of any Incentive granted under the Plan, the Common Stock subject to or reserved for such Incentive may not be used again for a new Incentive hereunder. Any shares of Common Stock withheld or surrendered to pay withholding taxes pursuant to Section 12(f) or withheld or surrendered in full or partial payment of the exercise price of an Option pursuant to Section 5(e) shall not be added to the aggregate number of shares of Common Stock available for issuance.
Section 5. Options.
     (a) Option Agreement. Options may be granted on terms and conditions established by the Committee. The grant of each Option shall be evidenced by a written agreement specifying the type of Option granted, the exercise period, the exercise price, the method of payment of the exercise price, the expiration date, the number of shares of Common Stock subject to each Option and such other terms and conditions, as may be established by the Committee. Each Option shall become exercisable as provided in the agreement; provided that the Committee shall have the discretion, among other things, to accelerate the date as of which any Option shall become exercisable and extend the period during which the Option may be exercised, in the event of the Participant’s termination of employment with the Company or a

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Subsidiary or service on the Board. The Committee may condition the exercisability of any Option on the completion of a specific period of employment or service, or upon the attainment of Company or individual performance goals. Any Option granted under the Plan shall be governed by the terms of the Plan and the applicable Option agreement.
     (b) Price. The exercise price per Option share shall be not less than the Fair Market Value on the grant date. The aggregate exercise price of Incentive Stock Options exercisable for the first time by a Key Employee during any calendar year shall not exceed $100,000.
     (c) Limitations. Options for more than 1,000,000 shares of Common Stock may not be granted in any calendar year to any Participant. Incentive Stock Options (i) may not at any time be granted to Directors, and (ii) may not be exercised if at any time more than 10,000,000 shares of Common Stock have already been issued pursuant to the exercise of Incentive Stock Options.
     (d) Duration. Each Option shall expire at such time as the Committee may determine at the time of grant, provided that all Options must expire not later than ten years from the grant date.
     (e) Payment. The exercise price of an Option shall be paid in full at the time of exercise (i) in cash, (ii) by the surrender of Common Stock previously acquired by the Incentive holder, (iii) by any other method approved by the Committee, or (iv) by a combination of the foregoing as approved by the Committee.
Section 6. Stock Awards.
     (a) Grant of Stock Awards. Stock Awards may be made to Key Employees and Directors on terms and conditions established by the Committee. The recipient of Common Stock pursuant to a Stock Award shall be a stockholder of the Company with respect thereto, fully entitled to receive dividends, vote and exercise all other rights of a stockholder except to the extent otherwise provided in the Stock Award. Key Employees who are ITW officers may elect to convert up to 50% of their bonuses, and Directors may elect to convert all or any portion of their fees, into shares of Common Stock to be issued to them pursuant to this Section 6(a). The number of shares to be issued to the Key Employee or Director who so elects is determined by dividing the dollar amount of the bonus or fee subject to the election by the Fair Market Value of the Common Stock on the date the bonus or fee otherwise would have been paid in cash to the Key Employee or Director. Stock Awards (including Restricted Stock awards) for more than 500,000 shares of Common Stock may not be granted in any calendar year to any Participant.
     (b) Restricted Stock. Stock Awards may be in the form of Restricted Stock. Restricted Stock may not be sold by the holder, or subject to execution, attachment or similar process, until the lapse of the applicable restriction period or satisfaction of other conditions specified by the Committee. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (other than regular quarterly cash dividends in the case of Restricted Stock Awards that are subject only to service-based vesting conditions) paid with respect to shares of Common Stock subject to the

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unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such restricted dividends or distributions. In its discretion, the Committee may provide in any award agreement evidencing a Restricted Stock Award for the waiver by the Participant of any right to receive dividends and distributions with respect to shares of Common Stock subject to the unvested portion of the Restricted Stock Award. If the Committee intends the Restricted Stock granted to any Covered Employee to satisfy the performance-based compensation exemption under Code Section 162(m) (“Performance Restricted Stock”), the extent to which the Performance Restricted Stock will vest shall be based on the attainment of performance goals established in writing by the Committee from the list in Section 7(b) prior to, or within 90 days following, the commencement of the performance period. The level of attainment of such performance goals and the corresponding number of vested shares of Performance Restricted Stock shall be certified by the Committee in writing pursuant to Code Section 162(m) and the related regulations. The Committee in its discretion may reduce the shares or amount payable to any Covered Employee with respect to Performance Restricted Stock, except as otherwise provided in the award agreement, but may not adjust such amounts upward. The Committee may also provide for pro rata payment of Performance Restricted Stock to a Participant upon retirement, disability or other termination of employment.
Section 7. Performance Units.
     (a) Grant of Performance Units. Performance Units may be granted on terms and conditions set forth by the Committee prior to, or within 90 days following, the commencement of the applicable performance period. At such time, the Committee shall establish in writing (i) an initial target value or number of shares of Common Stock for the Performance Units to be granted to a Participant, (ii) the form of payment which may be cash or shares of Common Stock, or a combination thereof, (iii) the duration of the performance period, and (iv) the specific, objective performance goals to be attained, including performance levels at which various percentages of Performance Units will be earned.
     (b) Performance Goals. If the Committee intends the Performance Units granted to any Covered Employee to satisfy the performance-based compensation exemption under Code Section 162(m) (“162(m) Performance Units”), the Committee shall specify (i) the minimum level of attainment to be met to earn any portion of the Performance Units, and (ii) the performance goals which shall be based on one or more of the following objective criteria: generation of free cash, earnings per share, revenues, market share, stock price, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, diversity, safety record, acquisition activity, management succession planning, improved asset management, improved operating margins, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling SEC or environmental issues, manufacturing efficiencies, system review and improvement, service reliability and cost management, operating expense ratios, total stockholder return, return on sales, return on equity, return on invested capital, return on assets, return on investment, net income, operating income, and the attainment of one or more performance goals relative to the performance of other corporations. In establishing performance goals, the Committee may specify that there shall be excluded the effect of

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restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes and other unusual or nonrecurring items, asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.
     (c) Payment of Performance Units. After the end of a performance period, the Committee shall certify in writing the extent to which performance goals have been met and shall compute the payout to be received by each Participant. With respect to 162(m) Performance Units, for any calendar year, the maximum amount payable in cash to any Covered Employee shall be $5,000,000, and the aggregate number of shares of Common Stock that may be issued to any Covered Employee may not exceed 500,000. The Committee in its discretion may reduce the amount payable to any Covered Employee with respect to 162(m) Performance Units, except as otherwise provided in the award agreement, but may not adjust such amounts upward. The Committee may also provide for pro rata payment of Performance Units to a Participant upon retirement, disability or other termination of employment.
Section 8. Restricted Stock Units.
     (a) Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants on terms and conditions set forth by the Committee which may include, without limitation, provisions for (i) the vesting of the Restricted Stock Units, (ii) the lapse of restrictions in the event of death, disability, retirement or other specified event, (iii) the payment of vested Restricted Stock Units in the form of an equivalent number of shares of Common Stock or cash, and (iv) whether additional Restricted Stock Units shall be credited to each Participant with respect to the Participant’s current Restricted Stock Units, to reflect dividends paid to stockholders of the Company with respect to its Common Stock. A Participant who has been granted Restricted Stock Units shall not be entitled to any voting or other stockholder rights with respect to shares of Common Stock attributable to Restricted Stock Units until such time as the shares are issued by the Company to the Participant.
     (b) Performance Restricted Stock Units. If the Committee intends the Restricted Stock Units granted to any Covered Employee to satisfy the performance-based compensation exemption under Code Section 162(m) (“Performance Restricted Stock Units”), the extent to which the Performance Restricted Stock Units will vest shall be based on the attainment of performance goals established in writing by the Committee from the list in Section 7(b) prior to, or within 90 days following, the commencement of the performance period. The level of attainment of such performance goals and the corresponding number of vested Performance Restricted Stock Units shall be certified by the Committee in writing pursuant to Code Section 162(m) and the related regulations. With respect to Performance Restricted Stock Units, for any calendar year, the maximum amount payable in cash to any Covered Employee shall be $5,000,000, and the aggregate number of shares of Common Stock that may be issued to any Covered Employee may not exceed 500,000. The Committee in its discretion may reduce the amount payable to any Covered Employee with respect to Performance Restricted Stock Units, except as otherwise provided in the award agreement, but may not adjust such amounts upward.

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The Committee may also provide for pro rata payment of Performance Restricted Stock Units to a Participant upon retirement, disability or other termination of employment.
     (c) Payment of Restricted Stock Units. Upon the vesting of a Participant’s Restricted Stock Units, the Participant shall receive from the Company a share of Common Stock with respect to each vested Restricted Stock Unit, with any fractional vested Restricted Stock Unit to be paid in cash based on the Fair Market Value of the Common Stock on the distribution date. If the Committee determines in its sole discretion that a Participant’s vested Restricted Stock Units shall be paid in cash, the amount of cash shall be determined by multiplying the number of vested Restricted Stock Units by the Fair Market Value of the Common Stock on the distribution date.
Section 9. Stock Appreciation Rights.
     Stock Appreciation Rights may be granted in connection with an Option (at the time of the grant or at any time thereafter) or may be granted independently. Each Stock Appreciation Right will generally entitle the Participant to receive, upon exercise, an amount in cash or shares of Common Stock not exceeding the excess of the Fair Market Value on the exercise date over the Fair Market Value on the grant date, times the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised. Stock Appreciation Rights for more than 500,000 shares of Common Stock may not be granted to any Participant in any calendar year. The grant of each Stock Appreciation Right shall be evidenced by a written agreement specifying the value of the Stock Appreciation Right on the grant date, the exercise period, the expiration date, the number of shares of Common Stock subject to the Stock Appreciation Right, and such other terms and conditions as may be established by the Committee. Each Stock Appreciation Right shall become exercisable as provided in the agreement; provided that the Committee shall have the discretion, among other things, to accelerate the date as of which any Stock Appreciation Right shall become exercisable and extend the period during which the Right may be exercised, in the event of the Participant’s termination of employment with the Company or a Subsidiary or service on the Board. Each Stock Appreciation Right shall expire at such time as the Committee may determine at the time of grant, provided that all Stock Appreciation Rights must expire not later than ten years from the grant date.
Section 10. Adjustment Provisions.
     The Committee shall have authority to make adjustments under the Plan as provided below:
     (a) In the event of a merger, consolidation, reorganization, partial or complete liquidation, or similar event affecting the Company or any of its Subsidiaries (a “Corporate Transaction”), the Committee or the Board (or, if the Company is not the surviving corporation following a Corporate Transaction (“Surviving Corporation”), the board of directors of the Surviving Corporation) may in its discretion, for the prevention of dilution or enlargement of rights of Participants, make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Plan, (ii) any maximum share or unit limitations set forth in the Plan, (iii) the number and kind of shares or other securities subject to outstanding Incentives, and (iv) the

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exercise price of outstanding Incentives. Such adjustments may include, without limitation, (i) the cancellation of outstanding Incentives in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Incentives, as determined by the Committee or the Board (or, if the Company is not the Surviving Corporation, the board of directors of the Surviving Corporation) in its sole discretion, it being understood that, in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the Surviving Corporation, any such determination that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall be conclusively deemed valid, and (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares subject to outstanding Incentives.
     (b) In the event of a stock dividend, stock split, reverse stock split, share combination, recapitalization, reclassification or similar event affecting the capital structure of the Company, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Plan, (ii) any maximum share or unit limitations set forth in the Plan, (iii) the number and kind of shares or other securities subject to outstanding Incentives, and (iv) the exercise price of outstanding Incentives.
Section 11. Corporate Change.
     (a) Except as may be limited by the provisions of Section 11(d) or the provisions of the applicable Incentive, the provisions of this Section 11(a) shall apply in the event of a Corporate Change:
(i) Upon a Corporate Change, all outstanding Incentives (other than Performance Units representing cash) shall vest in full, be free of restrictions, and be deemed to be earned and immediately payable in an amount equal to the full value of such Incentive, except in each case to the extent that another Incentive meeting the requirements of Section 11(b) (a “Replacement Incentive”) is provided to the Participant pursuant to Section 10 to replace such outstanding Incentive (a “Replaced Incentive”), and
(ii) Any outstanding Performance Units representing cash that are not replaced by a Replacement Incentive shall be deemed to be earned and immediately payable in an amount equal to the full value of such Performance Units (with all applicable performance goals deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement of the performance goals for the Performance Units as determined by the Committee not later than the date of the Corporate Change, taking into account performance through the latest date preceding the Corporate Change as to which performance can, as a practical matter, be determined (but not later than the end of the performance period)), multiplied by a fraction, the numerator of which is the number of days during the applicable performance period before the date of the Corporate Change, and the denominator of which is the number of days in the applicable performance period; provided, however, that such fraction shall be equal to one in the event that the

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applicable performance goals in respect of such Performance Units have been fully achieved as of the date of such Corporate Change.
     (b) An Incentive shall meet the conditions of this Section 11(b) (and hence qualify as a Replacement Incentive) if: (i) it is of the same type as the Replaced Incentive; (ii) it has a value at least equal to the value of the Replaced Incentive as of the date of the Corporate Change; (iii) if the underlying Replaced Incentive was an equity-based award, it relates to publicly traded equity securities of the Company or the Surviving Corporation following the Corporate Change; and (iv) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Incentive (including the provisions that would apply in the event of a subsequent Corporate Change) as of the date of the Corporate Change. Without limiting the generality of the foregoing, a Replacement Incentive may take the form of a continuation of the applicable Replaced Incentive if the requirements of the preceding sentence are satisfied. The determination whether the conditions of this Section 11(b) are satisfied shall be made by the Committee, as constituted immediately before the Corporate Change, in its sole discretion.
     (c) Upon a termination of employment of a Participant in connection with or during the two years following the date of a Corporate Change by the Participant for Good Reason or by the Company other than for Cause, (i) all Replacement Incentives held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned and immediately payable in an amount equal to the full value of such Replacement Incentive, and (ii) all Options and SARs held by the Participant immediately before the termination of employment that the Participant held as of the date of the Corporate Change or that constitute Replacement Incentives shall remain exercisable until the earlier of (1) the third anniversary of the Corporate Change and (2) the expiration of the stated term of such Option or SAR; provided, that if the terms of the applicable Incentive provide for a longer period of exercisability, that provision shall control.
     (d) Excise Tax Limit. In the event that the vesting of Incentives together with all other payments and the value of any benefits received or to be received by a Participant (the “Total Payments”) would result in all or a portion of such Total Payments being subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s Total Payments shall be either (i) the full amount of such payments and benefits or (ii) such lesser amount that would result in no portion of the Total Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Solely to the extent that the Participant is better off on an after-tax basis as a result of the reduction of Total Payments, such payments and benefits shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable Excise Tax.
     (e) Applicability. The provisions of this Section 11 are applicable to all Incentives awarded under this Plan on or after January 1, 2011.

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Section 12. General Provisions.
     (a) Employment and Service on the Board. Nothing in the Plan or in any related instrument shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service on the Board at any time with or without cause, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary or continue to serve on the Board.
     (b) Legality of Issuance of Shares. The Committee may postpone any grant or settlement of an Incentive or exercise of an Option or Stock Appreciation Right for such time as the Board in its sole discretion may deem necessary in order to allow the Company:
     (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Incentive under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;
     (ii) to allow any action to be taken in order to (A) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or
     (iii) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Incentive or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.
Any such postponement shall not extend the term of an Incentive unless the Committee determines otherwise, and neither the Company nor its Directors or officers shall have any obligation or liability to any Participant or other person with respect to any shares of Common Stock as to which the Incentive shall lapse because of such postponement.
     (c) Ownership of Common Stock Allocated to Plan. No individual or group of individuals shall have any right, title or interest in or to any Common Stock allocated or reserved for purposes of the Plan or subject to any Incentive except as to shares of Common Stock, if any, as shall have been issued to such individual or individuals.
     (d) Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois.
     (e) Incentives Granted to Participants in Foreign Jurisdictions. Incentives may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Incentives in order to minimize the Company’s obligation with respect to tax equalization for Participants on

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assignments outside their home country.
     (f) Withholding of Taxes. The Company may withhold, or in its sole discretion allow an Incentive holder to remit to the Company, any Federal, state or local taxes applicable to any grant, exercise, vesting, distribution or other event giving rise to income tax liability with respect to an Incentive. In order to satisfy all or a portion of the income tax liability that arises with respect to any Incentive, the holder of the Incentive may elect to surrender previously acquired Common Stock or to have the Company withhold Common Stock that would otherwise have been issued pursuant to the exercise of an Option or in connection with any other Incentive; provided that any withheld Common Stock, or any surrendered Common Stock previously acquired from the Company and held by the Incentive holder for less than six months, may only be used to satisfy the minimum tax withholding required by law.
     (g) Nontransferability. No Incentive may be assigned or subjected to any encumbrance, pledge or charge of any nature, other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a beneficiary designation that meets the requirements of Section 12(i), (iii) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code, or (iv) pursuant to a transfer that meets the requirements set forth hereinafter. Under such rules and procedures as the Committee may establish, the holder of an Incentive may transfer such Incentive to members of the holder’s immediate family (i.e., children, grandchildren and spouse) or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that (i) the agreement, if any, with respect to such Incentives, expressly so permits or is amended by the Committee to so permit, (ii) the holder does not receive any consideration for such transfer, and (iii) the holder provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any Incentives held by any transferees shall be subject to the same terms and conditions that applied immediately prior to their transfer. Such transfer rights shall in no event apply to any Incentive Stock Options, Stock Appreciation Rights, Performance Units or Restricted Stock Units.
     (h) Forfeiture of Incentives. Except for an Incentive that becomes vested pursuant to Section 11, the Committee may immediately forfeit an Incentive, whether vested or unvested, if the holder competes with the Company or the Committee determines that the holder engaged in gross misconduct or conduct that, in the opinion of the Committee, is against the business interests of the Company, or the holder shall at any time (whether before or after termination of the Participant’s employment with the Company or a Subsidiary) divulge confidential Company or Subsidiary information to other persons. Notwithstanding anything to the contrary contained in this Plan, any Incentive awarded after January 1, 2011, is subject to forfeiture, in whole or in part (and the Committee may from time to time amend the amount of any Incentive to be paid hereunder) in order to: (i) comply with applicable law, regulation, stock exchange rule or accounting rule, or (ii) comply with any Company policy regarding the recovery of erroneously awarded incentive-based compensation.
     (i) Beneficiary Designation. Under such rules and procedures as the Committee may establish, each Participant may designate a beneficiary or beneficiaries to succeed to any rights which the Participant may have with respect to Options, Stock Appreciation Rights, Stock Awards, Performance Units or Restricted Stock Units at death. The designation may be changed

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or revoked by the Participant at any time. No such designation, revocation or change shall be effective unless made in writing on a form provided by the Company and delivered to the Company prior to the Participant’s death. If a Participant does not designate a beneficiary or no designated beneficiary survives the Participant, then the beneficiary shall be the Participant’s estate.
     (j) Rights as a Stockholder; Dividends. As a holder of Incentives (other than Stock Awards and Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Incentives are exercised for, or paid in the form of, shares of Common Stock. Except as otherwise provided in the Plan or otherwise provided by the Committee, no adjustment will be made in the amount of cash payable or in the number of shares of Common Stock issuable under an Incentive denominated in or based on the value of shares of Common Stock as a result of cash dividends or distributions paid to holders of Common Stock prior to the payment of, or issuance of shares of Common Stock under, such Incentive Awards. If the Committee provides in an agreement evidencing a Restricted Stock Unit or a Performance Restricted Stock Unit that the Participant will be entitled to receive dividend equivalents, in the form of a cash credit to an account for the benefit of the Participant, for any such dividends and distributions, the terms of any rights to dividend equivalents will be determined by the Committee and set forth in the agreement evidencing the Restricted Stock Unit or Performance Restricted Stock Unit, including the time and form of payment and whether such equivalents will be credited with interest or deemed to be reinvested in Common Stock; provided, however, that dividend equivalents in respect of the unvested portions of Restricted Stock Units and Performance Restricted Stock Units whose vesting is subject to the achievement of specified Performance Criteria will be subject to the same restrictions as the underlying shares or units to which such dividend equivalents relate. No dividend equivalents may be paid or credited in connection with Options or Stock Appreciation Rights.
     (k) Minimum Vesting Periods. Except as otherwise provided in this Section 12, (i) Restricted Stock Awards, Restricted Stock Units and Performance Restricted Stock Units that vest solely as a result of the passage of time and continued service by the Participant shall be subject to a vesting period of not less than three years from the date of grant of the applicable Incentive (but permitting pro rata vesting over such time); and (ii) Restricted Stock Awards, Restricted Stock Units and Performance Restricted Stock Units whose vesting is subject to the achievement of specified performance goals over a performance period shall be subject to a performance period of not less than one year from the date of grant of the applicable Incentive. The minimum vesting periods specified in clauses (i) and (ii) of the preceding sentence shall not apply: (A) to Incentives made in payment of earned performance-based Incentives and other earned cash-based incentive compensation; (B) to a termination of employment due to death, Disability or Retirement; (C) upon a Corporate Change; (D) to a Replacement Incentive that does not reduce the vesting period of the Incentive being replaced; or (E) to Incentives involving an aggregate number of shares of Common Stock not in excess of 5% of the number of shares available for Incentives under the first sentence of Section 4.
Section 13. Amendment or Termination of the Plan; Repricing Prohibited.
     The Board may at any time amend or terminate the Plan as it deems advisable and in the best interests of the Company; provided that, except as otherwise specifically provided in this

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Plan, no amendment, suspension or termination shall adversely affect the rights of any Participant under any outstanding Incentive in any material way without his/her consent. No amendment to the Plan shall be made without stockholder approval if stockholder approval is required by law or stock exchange rule. Except in connection with a Corporate Transaction or an event described in Section 10(b): (i) the terms of outstanding Incentives may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights; (ii) no outstanding Options or Stock Appreciation Rights may be cancelled in exchange for other Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, and (iii) no outstanding Options or Stock Appreciation Rights may be cancelled in exchange for cash, Stock Awards or other Incentives at any time that the exercise price of the original Options or Stock Appreciation Rights exceeds the Fair Market Value of the Common Stock.
Section 14. Term.
     The Plan shall continue until terminated by the Board or no Common Stock remains available for issuance under Section 4, whichever occurs first. Notwithstanding anything to the contrary contained herein, no Incentives shall be granted under the Plan on or after February 10, 2016.

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ILLINOIS TOOL WORKS INC. ATTN: SHAREHOLDER RELATIONS 3600 WEST LAKE AVENUE GLENVIEW, IL 60026-1215 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 a.m., Central Daylight Time, on May 6, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 1:00 a.m., Central Daylight Time, on May 6, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M32113-P04868-Z54541 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ILLINOIS TOOL WORKS INC. The Board of Directors recommends that you vote FOR all nominees: For Against Abstain 1. Election of Directors 1a. Susan Crown 0 0 0 The Board of Directors recommends you vote FOR For Against Abstain 1b. Don H. Davis, Jr. 0 0 0 proposals 2 and 3: 2. Ratification of the appointment of Deloitte & Touche 1c. Robert C. McCormack 0 0 0 LLP as ITW’s independent registered public accounting 0 0 0 firm for 2011. 1d. Robert S. Morrison 0 0 0 3. Advisory vote to approve executive compensation. 0 0 0 1e. James A. Skinner 0 0 0 1f. David B. Smith, Jr. 0 0 0 The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain for “1 Year” under proposal 4: 1g. David B. Speer 0 0 0 4. Advisory vote on the frequency of future 0 0 0 0 advisory votes on executive compensation. 1h. Pamela B. Strobel 0 0 0 1i. Kevin M. Warren 0 0 0 The Board of Directors recommends you vote For Against Abstain FOR proposals 5 and 6: 1j. Anré D. Williams 0 0 0 5. Approval of the Illinois Tool Works Inc. 2011 Cash 0 0 0 Incentive Plan. 6. Re-approval of the performance factors and award limits 0 0 0 under the 2011 Long-Term Incentive Plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, For change of address, please check this box and print your new address on 0 executor, administrator, or other fiduciary, please give full title as such. Joint owners the reverse side where indicated. should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ILLINOIS TOOL WORKS INC. ANNUAL MEETING OF STOCKHOLDERS FRIDAY, MAY 6, 2011 3:00 P.M. CDT THE NORTHERN TRUST COMPANY (6TH FLOOR) 50 SOUTH LASALLE STREET CHICAGO, ILLINOIS 60603 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com. M32114-P04868-Z54541 ILLINOIS TOOL WORKS INC. ANNUAL MEETING OF STOCKHOLDERS May 6, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Marvin D. Brailsford, Susan Crown and Robert S. Morrison, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Chicago, Illinois on May 6, 2011 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director nominee under Proposal 1, FOR Proposals 2 and 3, FOR “1 Year” under Proposal 4, FOR Proposals 5 and 6, and FOR or AGAINST any other properly raised matter at the discretion of the proxies. If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received. Change of Address: _________________________ ________________________ (If you noted a change of address above, please mark corresponding box on the reverse side.) IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.